Exhibit 10.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 10, 2010

among

MIDSTATES PETROLEUM COMPANY LLC,

as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Issuing Lender and a Lender,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

Joint Lead Arrangers and Bookrunners

Wells Fargo Securities, LLC

Merrill Lynch, Pierce, Fenner and Smith Incorporated

i

ARTICLE VI. REPRESENTATIONS AND WARRANTIES		43
6.01	Corporate Existence and Power	43
6.02	Corporate Authorization; No Contravention	43
6.03	Governmental Authorization	43
6.04	Binding Effect	43
6.05	Litigation	44
6.06	No Default	44
6.07	ERISA	44
6.08	Margin Regulations	44
6.09	Title to Mortgaged Properties	44
6.10	Compliance with Laws and Obligations	44
6.11	Relationship of Loan Parties	44
6.12	Gas Imbalances	45
6.13	Taxes	45
6.14	Financial Condition	45
6.15	Environmental Matters	45
6.16	Regulated Entities	45
6.17	Solvency	45
6.18	Subsidiaries/Investments	45
6.19	Insurance	45
6.20	Full Disclosure	45
6.21	No Default	46

ARTICLE VII. AFFIRMATIVE COVENANTS		46
7.01	Financial Statements	46
7.02	Certificates; Other Production and Reserve Information	46
7.03	Notices	47
7.04	Preservation of Corporate Existence, Etc.	47
7.05	Maintenance of Property	48
7.06	Insurance	48
7.07	Payment of Obligations	48
7.08	Compliance with Laws	48
7.09	Inspection of Property and Books and Records	48
7.10	Environmental Laws	49
7.11	Use of Proceeds	49
7.12	Further Assurances	49
7.13	Compliance with ERISA	49
7.14	Subsidiary Guarantors	49
7.15	Accounts	49
7.16	Title Information	50

ARTICLE VIII. NEGATIVE COVENANTS		50
8.01	Limitation on Liens	50
8.02	Disposition of Assets	52
8.03	Consolidations and Mergers	53

8.04	Loans and Investments	53
8.05	Limitation on Indebtedness	54
8.06	Transactions with Affiliates	56
8.07	Margin Stock	56
8.08	Contingent Obligations	56
8.09	Restricted Payments	57
8.10	Change in Business	58
8.11	Prepayment or Redemption of Other Indebtedness	58
8.12	Derivative Contracts	58
8.13	Sales and Leasebacks	60
8.14	Limitations on Leases	60
8.15	Subsidiaries	60
8.16	Negative Pledge Agreements	60
8.17	Take-or-Pay or Other Prepayments	61

ARTICLE IX. FINANCIAL COVENANTS		61
9.01	Financial Covenants	61

ARTICLE X. EVENTS OF DEFAULT		61
10.01	Event of Default	61
10.02	Remedies	63
10.03	Set-off	63
10.04	Payments Set Aside	64
10.05	Rights Not Exclusive	64

ARTICLE XI. ADMINISTRATIVE AGENT		64
11.01	Appointment and Authorization	64
11.02	Delegation of Duties	64
11.03	Liability of Administrative Agent	65
11.04	Reliance by Administrative Agent	65
11.05	Notice of Default	66
11.06	Credit Decisions	66
11.07	INDEMNIFICATION	66
11.08	Administrative Agent in Individual Capacity	67
11.09	Successor Administrative Agent	67
11.10	Authority of Administrative Agent to Release Collateral and Liens	68

ARTICLE XII. MISCELLANEOUS		68
12.01	Amendments and Waivers	68
12.02	Notices	69
12.03	No Waiver; Cumulative Remedies	70
12.04	Costs and Expenses	70
12.05	INDEMNITY	70
12.06	ENVIRONMENTAL INDEMNIFICATION	71
12.07	Successors and Assigns	72

12.08	Assignments, Participations, etc.	72
12.09	Interest	73
12.10	Counterparts and Facsimile Signatures	74
12.11	Severability	74
12.12	No Third Parties Benefited	74
12.13	Governing Law	75
12.14	SUBMISSION TO JURISDICTION	75
12.15	Confidentiality	75
12.16	USA PATRIOT Act Notice	76
12.17	NO ORAL AGREEMENTS	76
12.18	Lender Default	76
12.19	No Fiduciary Relationship	77
12.20	Negative Pledge	77
12.21	Restatement; Existing Credit Agreement	77
12.22	Waiver of Jury Trial	77
12.23	Master Assignment	78

APPENDIX

APPENDIX I	Specific Terms, Fees and Conditions

APPENDIX II	Financial Covenants

SCHEDULES

SCHEDULE I	Security Documents

SCHEDULE 2.01	Commitments and Pro Rata Shares

SCHEDULE 6.01	Subsidiaries and Equity Investments

SCHEDULE 6.05	Litigation and Title Matters

SCHEDULE 8.01(a)	Outstanding Liens
SCHEDULE 8.06	Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Promissory Note

Exhibit B	Form of Notice of Borrowing

Exhibit C	Form of Notice of Conversion/Continuation

Exhibit D	Form of Compliance Certificate

Exhibit E	Form of Assignment and Acceptance

Exhibit F	Form of Guaranty

Exhibit G	Form of Letter in Lieu

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) is dated as of December 10, 2010, among MIDSTATES PETROLEUM COMPANY LLC, a Delaware limited liability company (“Borrower”), each of the financial institutions which is or which may from time to time become a signatory hereto (individually, a “Lender” and collectively, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Issuing Lender (in such capacity, together with its successors in such capacity, “Issuing Lender”), as Administrative Agent for the benefit of the Lenders (in such capacity, together with its successors in such capacity, “Administrative Agent”) and as a Lender.

RECITALS

A. Borrower, Administrative Agent, Issuing Lender and the Lenders party thereto (the “Lenders”) entered into that certain Credit Agreement dated as of February 24, 2006 (as heretofore amended, modified or supplemented, the “Existing Credit Agreement”);

B. The parties desire to amend and restate the Existing Credit Agreement in its entirety as set forth herein; and

C. The amendment and restatement of the Existing Credit Agreement is not intended by the parties hereto to constitute a novation, or discharge or a satisfaction of Indebtedness outstanding under the Existing Credit Agreement, which Indebtedness shall remain outstanding as amended and restated hereunder pursuant to the terms and conditions of this Agreement;

D. NOW THEREFORE, in consideration of the foregoing recitals, of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is amended and restated to read in its entirety as follows:

ARTICLE I.

DEFINITIONS

1.01 Certain Defined Terms. The following terms have the following meanings:

“Acceptable Counter-party” means (i) any of the Lenders, (ii) any Affiliates of the Lenders, or (iii) any other counter-party who has, or arranges for a guarantor of the obligation of the counter-party who has, at the time the contract is made, long-term obligations rated BBB or Baa2 or better, respectively, by Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or Moody’s Investors Service, Inc. (or a successor credit rating agency).

“Administrative Agent” is defined in the preamble.

“Administrative Agent’s Payment Office” means the principal office of Administrative Agent set forth in Appendix I or such other address as Administrative Agent may from time to time specify.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agency Fee” has the meaning ascribed to such term in the Wells Fargo Fee Letter.

“Agent-Related Person” as to Administrative Agent, means Administrative Agent, its Affiliates, and the officers, directors, employees, agents, and attorneys-in-fact of Administrative Agent and its Affiliates.

“Aggregate Commitment” means the Commitments of all Lenders.

“Agreement” means this Credit Agreement including all Appendices, Schedules and Exhibits attached hereto, as same may be amended in writing from time to time.

“Alternative Swing Line Procedures” shall have the meaning assigned such term in Section 2.01(c)(vii).

“Applicable Margin” means, with respect to LIBOR Loans and Base Rate Loans, the respective margins therefor set forth on the Pricing Grid.

“Arrangement Fee” has the meaning ascribed to such term in the Fee Letters.

“Arrangers” means Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner and Smith Incorporated, each in its capacity as the Joint Lead Arranger and Bookrunner.

“Assignee” has the meaning specified in Section 12.08(b).

“Available Amount” means, on any date of determination, an amount equal to (a) the net cash proceeds of any equity contribution made, directly or indirectly, to Borrower by any Permitted Holder after the Closing Date minus (b) any amounts thereof used to make Restricted Payments or Redemptions of Debt pursuant to Sections 8.09 or 8.11 and/or investments pursuant to Section 8.04(k).

“Available Commitment” means, at the particular time in question, the Aggregate Commitment then in effect minus the Effective Amount with respect thereto at such time.

“Bankruptcy Code” means the Federal Bankruptcy Code (11 U.S.C. §101, et seq.).

“Base Rate” on any day means a rate per annum equal to the highest of (a) the Prime Rate in effect on that day, (b) the Federal Funds Rate in effect on that day as announced by the

Federal Reserve Bank of New York, plus 0.50%, and (c) 1-Month LIBOR plus 1.00%. Prime Rate means at any time the rate of interest most recently announced within Wells Fargo at its principal office in San Francisco as its Prime Rate, with the understanding that Wells Fargo’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Each change in the Prime Rate will be effective on the day the change is announced within Wells Fargo.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowing” means a borrowing hereunder consisting of Loans made to Borrower by any of the Lenders under Article II.

“Borrowing Base” means at the particular time in question, the amount provided for in Section 2.04.

“Borrowing Base Fee” means the “Upfront Fee” as such term is used in the Fee Letters.

“Borrowing Base Period” means each six (6) month period commencing on the “Scheduled Borrowing Base Determination Dates” set forth on Appendix I.

“Borrowing Base Utilization Percentage” means, as of any date of determination, the ratio of the Effective Amount (as determined after giving affect to any Loan or prepayment scheduled to be made on such date) to the Borrowing Base then in effect.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks located in Houston, Texas or San Francisco, California are authorized or required by law to close.

“Capital Lease” means, when used with respect to any Person, any lease in respect of which any of the obligations of such Person thereunder constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations” means, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations shall have been or should be, in accordance with tax accounting principals on an accrual basis, capitalized on the books of such Person.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits, or bankers’ acceptances having in each case a tenor of not more than three (3) months from the date of acquisition issued by any Lender or any U.S. commercial bank or any branch or agency of a non-U.S.

commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than Five Hundred Million Dollars ($500,000,000); (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s at the time of acquisition, and in either case having a tenor of not more than twelve (12) months; and (d) deposits in money market funds investing exclusively in investments described in clauses (a), (b) and (c) above.

“Cash Management Agreement” means any agreement related to Cash Management Services by and between Borrower or any of its Subsidiaries and any Cash Management Bank.

“Cash Management Bank” means any Person that (a) at the time it provides Cash Management Services or (b) at any time after it has provided any Cash Management Services, is a Lender or Administrative Agent or an Affiliate of a Lender or Administrative Agent.

“Cash Management Obligations” means obligations owed by Borrower or any Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean treasury, depository, overdraft, credit or debit card, including non-card e-payables services, purchase card, electronic funds transfer, automated clearing house fund transfer services and other cash management services.

“Change of Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act as in effect on the date hereof) other than Permitted Holders, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower.

“Closing Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by Administrative Agent and the Lenders.

“Code” means the Internal Revenue Code of 1986 and regulations promulgated thereunder.

“Collateral” means Borrower’s and its Subsidiares’ Oil and Gas Properties, goods, equipment, accounts, general intangibles, inventory, as extracted collateral, fixtures, and contract rights, including without limitation, all such property described on Schedule I, and all equity interests in each Subsidiary now owned or hereafter acquired by Borrower or any Subsidiary thereof, in each case as such assets are intended to be or are subject to a Lien created in favor of Administrative Agent for the benefit of the Lenders (and others) pursuant to any Security Document.

“Combined Disposition/Derivative Threshold” means a combined threshold for sales and dispositions of Oil and Gas interests pursuant to Section 8.02(d)(iv) (measured by reference to the fair market value of the Oil and Gas interests so sold or disposed) and assignments, terminations, sales or unwinds of commodity-price Derivative Contracts pursuant to Section 8.12(d) (measured by reference to the net proceeds, if any, attributable to such assignment, termination, sale or unwind), during any period between two successive Scheduled Borrowing Base Determinations, in an aggregate amount equal to five percent (5%) of the then effective Borrowing Base.

“Commitment” means as to each Lender, at any time, such Lender’s Pro Rata Share of the lesser of (a) the Borrowing Base then in effect and (b) the Maximum Loan Amount, as such Commitment may be terminated and/or reduced or increased from time to time in accordance with the provisions hereof.

“Commitment Fee” means the fee payable pursuant to Section 2.06(c).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Contingent Obligation” means, as to any Person without duplication, any direct or indirect liability of that Person with or without recourse, (a) with respect to any Indebtedness (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials. supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations shall be equal to the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means the date on which any conversion or continuation occurs pursuant to Section 2.03(a).

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.05(b)(iii).

“Defaulting Lender” means any Lender that: (a) has failed to make its Pro Rata Share of any disbursement required to be made in respect of Loans or Letters of Credit, respectively, and that has not cured such failure or refusal within three (3) Business Days of its occurrence; (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute; or (c) has become the subject of an Insolvency Proceeding or whose bank holding company has been deemed insolvent.

“Derivative Contracts” means all future contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering Oil and Gas commodities or prices or financial, monetary or interest rate instruments.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Effective Amount” means, on any date, the aggregate outstanding principal amount of all Loans after giving effect to any prepayments or repayments of Loans occurring on such date plus the LC Obligation, after giving effect to any reimbursement in respect thereof occurring on such date.

“Environmental Claims” means all material claims by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all material federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all material administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, and safety matters.

“Equity Bridge Contribution Repayment” means the repayment, subject to Section 8.09(f), of up to $60,000,000 in equity bridge contributions to First Reserve Corporation (or its Affiliates), Midstates Petroleum Holdings Inc. (or its Affiliates), or certain members of management or shareholders of any of the foregoing, as applicable, that will be repaid.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest; provided that debt securities which are convertible, at the option of either the holder or the issuer thereof or upon the happening of certain contingencies, into Equity Interests shall not be Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“Event of Default” means any of the events or circumstances specified in Section 10.01.

“Exchange Act” means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

“Excluded Taxes” means, with respect to Administrative Agent and any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 3.09), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability to comply with Section 3.01(e), and (d) any United States withholding tax that is imposed by FATCA.

“FATCA” means Sections 1471 through 1474 of the Code (and any amendments or successor sections thereto) and any regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with a member of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the date for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letters” means, collectively, (a) that certain Fee Letter, of even date herewith, by and among Borrower, Bank of America, N.A., as a Lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arranger and (b) that certain Fee Letter, of even date herewith, by and among Borrower, Administrative Agent and Wells Fargo Securities, LLC, as Joint Lead Arranger (the “Wells Fargo Fee Letter”).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other the United States, any State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” has the meaning ascribed such term in Section 1.03(b).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means any Material Domestic Subsidiary which is required to execute a Guaranty under Section 7.14.

“Guaranty” means any guaranty in the form of Exhibit F hereto, that is executed by a Guarantor.

“Guaranty Obligation” has the meaning specified under the definition of “Contingent Obligation.”

“Highest Lawful Rate” means, for each Lender, as of a particular date, the maximum nonusurious interest rate that under applicable federal and New York law may then be contracted for, charged or received by such Lender in connection with the Obligations.

“Hydrocarbon Interests” means leasehold and other interests in or under oil, gas and other liquid or gaseous hydrocarbon leases with respect to Oil and Gas wherever located, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to Oil and Gas wherever located, including any beneficial, reserved or residual interest of whatever nature.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person including, without limitation, production payments, net profit interests and other interest in Oil and Gas subject to repayment out of future Oil and Gas production; (f) all obligations with respect to Capital Leases; (g) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of Indebtedness of others of the kinds referred to in clauses (a) through (f) above.

“Indemnified Environmental Liabilities” has the meaning specified in Section 12.06.

“Indemnified Liabilities” has the meaning specified in Section 12.05.

“Indemnified Person” has the meaning specified in Section 12.05.

“Insolvency Proceeding” means (a) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, conservatorship, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each calendar quarter and (b) as to any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan, provided, however, that if any Interest Period for a LIBOR Loan exceeds three (3) months, the date that falls three (3) months after the beginning of such Interest Period, and the date that falls three (3) months after each Interest Payment Date thereafter for such Interest Period, is also an Interest Payment Date.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a LIBOR Loan, and ending on the date one, two, three, six, nine (if offered by all Lenders), or twelve (if offered by all Lenders), months thereafter as selected by Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Loan shall extend beyond the Stated Maturity Date.

“Interest Rate Type” means, with respect to any Loan, the interest rate, being either the Base Rate or the LIBOR forming the basis upon which interest is charged against such Loan hereunder.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issue” means with respect to any Letter of Credit, to issue or extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Lender” means Wells Fargo Bank, National Association, and any successor thereto, and any other Lender who agrees with Borrower to become an Issuing Lender under this Agreement.

“LC Application” means an application or agreement for a standby Letter of Credit in the Issuing Lender’s current form with appropriate insertions or in such other form as shall be acceptable to the Issuing Lender in its sole discretion duly executed by Borrower pursuant to Section 2.09(a).

“LC Collateral” means any cash or liquid securities held by Issuing Lender as security for LC Obligations of Borrower.

“LC Collateral Account” means a blocked deposit account held by Issuing Lender.

“LC Obligation” means, at the time in question, the sum of the Matured LC Obligations plus the aggregate undrawn stated amount under all Letters of Credit then outstanding. The LC Obligation of any Lender at any time shall be its Pro Rata Share of the LC Obligation at such time.

“Lender” means any financial institution party hereto as having a Commitment, including, as the context requires, the Swing Line Lender. References to “Lenders” shall include Administrative Agent, in its individual capacity as a “Lender” and such other lending institutions now a party or hereafter a party to this Agreement.

“Lender Derivative Party” means any Lender or Affiliate of any Lender, as a counterparty to a Derivative Contract.

“Letter of Credit” means any standby letter of credit issued by Issuing Lender pursuant to this Agreement and upon an LC Application.

“Letter of Credit Sub-Facility Amount” means the amount set forth on Appendix I hereto.

“LIBOR” for any Interest Period means the interest rate per annum equal to the applicable London interbank offered rate for deposits in Dollars appearing on the Reuters Reference LIBOR01 page as of 11:00 a.m. London time, two business days prior to the first day of the relevant Interest Period and having a maturity equal to such Interest Period (provided that, if such page is not available for any reason, LIBOR shall instead be the London interbank offered rate for deposits in Dollars appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. London time, two business days prior to the first day of the relevant Interest Period and having a maturity equal to such Interest Period, as adjusted for reserve requirements and rounded upwards if necessary to a whole multiple of 1/100 of 1%).

“LIBOR Loan” means a Loan that bears interest based on the LIBOR.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease), any financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means an extension of credit by a Lender to Borrower under Article II, including Revolving Credit Loans and Swing Line Loans.

“Loan Documents” means this Agreement, the Note, any Letters of Credit, the Security Documents, the Fee Letters, Guaranties, and all other documents delivered to Administrative Agent, Issuing Lender or any Lender in connection herewith.

“Loan Parties” means collectively Borrower and the Guarantors, and “Loan Party” means individually each of Borrower and the Guarantors.

“Majority Lenders” means, at any time, the Lenders (excluding Defaulting Lenders) holding more than fifty percent (50%) of the sum of the Effective Amount attributable to non-Defaulting Lenders or, if there is no Effective Amount, Lenders (excluding Defaulting Lenders) holding more than fifty percent (50%) of the sum of the Commitments of all non-Defaulting Lenders.

“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.

“Material Adverse Effect” means a material adverse effect upon (a) the operations, business, properties or financial condition of the Loan Parties taken as a whole; (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Domestic Subsidiary” means any Domestic Subsidiary with more than 5% of EBITDA or which owns Oil and Gas Properties which are Collateral.

“Matured LC Obligation” means the aggregate amount of payments made by Issuing Lender in respect to Letters of Credit and not reimbursed by Borrower or deemed Loans pursuant to Section 2.01(b).

“Maximum Loan Amount” means the amount set forth on Appendix I as the Maximum Loan Amount.

“Mortgaged Properties” means the Oil and Gas Properties and any other properties upon which certain of the Loan Parties have granted a Lien in favor of Administrative Agent for the benefit of the Lenders (and others) pursuant to the Mortgages.

“Mortgages” means collectively, each Mortgage, Deed of Trust, Security Agreement and Financing Statement from any of the Loan Parties and all supplements, assignments, amendments and restatements thereto (or any agreement in substitution therefor) which are executed and delivered to Administrative Agent pursuant to Article IV of this Agreement.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Loan Party makes, is obligated to make or has made contributions during the immediately preceding five (5) plan years.

“Note” means a promissory note specified in Section 2.01(a), substantially in the form of Exhibit A, including any amendments, modifications, renewals or replacements of such promissory note.

“Notice of Borrowing” means a notice in substantially the form of Exhibit B.

“Notice of Continuation/Conversion” means a notice in substantially the form of Exhibit C.

“Obligations” means the aggregate amount of all amounts owing by any Loan Party under (i) any Loan Document, (ii) under any Cash Management Agreement with a Cash Management Bank or (iii) any Derivative Contract with any Lender Derivative Party (but only to the extent such Derivative Contract was in effect on the Closing Date or entered into at the time that such Lender Derivative Party was a Lender (or an Affiliate of a Lender) under this Agreement) to any Lender, Administrative Agent, Issuing Lender, Lender Derivative Party or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“Oil and Gas” means petroleum, natural gas and other related hydrocarbons or minerals or any of them and all other substances produced or extracted in association therewith.

“Oil and Gas Properties” means Hydrocarbon Interests now owned or hereafter acquired by Borrower or any Subsidiary and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including, without limitation, any and all property, real or personal, now owned or hereafter acquired by Borrower or any Subsidiary and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such Hydrocarbon Interests, including, without limitation, any and all petroleum and/or natural gas wells, structures, field separators, processing plants, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, tank and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, liters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights-of-way, easements and servitudes, and all additions, substitutions, replacements for, fixtures and attachments to any and all of the foregoing owned directly or indirectly by Borrower or any Subsidiary

“Organization Documents” means, for any corporation, its certificate or articles of incorporation and its bylaws; for any limited liability company, its certificate of formation or articles of organization and its limited liability company agreement or operating agreement; and for any limited partnership, its certificate of limited partnership or formation and its limited partnership agreement; as any of the foregoing have been amended or supplemented from time to time.

“Other Taxes” means any present or future mortgage tax, stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” has the meaning specified in Section 12.08(a).

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, other than a Multiemployer Plan, which any Loan Party sponsors, maintains, is making, or is obligated to make contributions.

“Permitted Holders” means, collectively, (a) FR Midstates Holdings LLC, a Delaware limited liability company, (b) Midstates Petroleum Holdings Inc., a Delaware corporation, (c) Midstates Incentive, LLC, a Delaware limited liability company, (d) any Affiliates of any of the foregoing and (e) Stephen J. McDaniel, Robert McDaniel and Ray E. Royer and any of their respective family members, descendants, heirs, family trusts or other similar entities or similar arrangements.

“Permitted Liens” has the meaning set forth in Section 8.01.

“Permitted Refinancing Debt” means Indebtedness (for purposes of this definition, “New Debt”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Indebtedness (the “Refinanced Debt”); provided that (a) such New Debt is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) (b) such New Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and an average life no shorter than the average life of the Refinanced Debt; (c) such New Debt does not have a stated interest rate in excess of the stated interest rate of the Refinanced Debt; (d) such New Debt does not contain any covenants which are more onerous to Borrower and its Subsidiaries than those imposed by the Refinanced Debt and (e) such New Debt (and any guarantees thereof) is subordinated in right of payment to the Indebtedness (or, if applicable, the Guaranty) to at least the same extent as the Refinanced Debt and is otherwise subordinated on terms substantially reasonably satisfactory to Administrative Agent.

“Person” means an individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Pricing Grid” means the pricing grid set forth on Appendix I.

“Principal Business” means the business of the exploration for, and development, acquisition, production, gathering, processing and upstream marketing of Oil and Gas onshore in the United States of America.

“Pro Rata Share” means, as to any Lender at any time, the percentage set forth opposite its name on Schedule 2.01, as amended from time to time.

“Proven Reserves” means the estimated quantities of hydrocarbons that geological and engineering data demonstrate with a reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties under then existing economic and operating conditions (i.e. prices and costs as of the date the estimate is made).

“Refinanced Debt” has the meaning set forth in the definition of “Permitted Refinancing Debt”.

“Regulation U” and “Regulation X” means Regulation U and Regulation X, respectively, of the FRB.

“Required Lenders” means, at any time, the Lenders (excluding Defaulting Lenders) holding at least sixty-six and two-thirds percent (66-2/3%) of the sum of the Effective Amount attributable to non-Defaulting Lenders or, if there is no Effective Amount, Lenders (excluding Defaulting Lenders) holding at least sixty-six and two-thirds percent (66-2/3%) of the sum of the Commitments of all non-Defaulting Lenders.

“Requirements of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Report” means a report, reasonably acceptable to Administrative Agent, covering proved Oil and Gas reserves attributable to the Oil and Gas Properties and setting forth (i) the total quantity of proved developed and proved undeveloped reserves (separately classified as producing, shut-in, behind pipe, and undeveloped), (ii) the estimated future net revenues and future net income and cumulative estimated future net revenues and future net income utilizing a 9% discount rate (iii) the discounted present value of future net income utilizing a 9% discount rate, and (iv) such other information and data with respect to the Oil and Gas Properties as Administrative Agent may reasonably request.

“Responsible Officer” means the president, any vice president, the treasurer, chief operating officer, chief financial officer, chief executive officer of Borrower or such other Person designated as a Responsible Officer by Borrower.

“Revolving Credit Loan” has the meaning ascribed such term in Section 2.01(a).

“Scheduled Borrowing Base Determination” has the meaning ascribed such term in Section 2.04(a).

“SEC” means the Securities and Exchange Commission.

“Security Documents” means the mortgages, security agreements, pledges, assignments and related financing statements listed on Schedule I as same may be amended, supplemented or modified from time to time and any and all other instruments currently existing or now or hereafter executed in connection with or as security for the payment of the Obligations.

“Solvent” means, as to any Person at any time, that (a) the fair value of all of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Stated Maturity Date” means the date set forth on Appendix I stated to be the maturity date for the Note.

“Status Report” means a status report prepared periodically (as specified on Appendix I) by Borrower in form, scope and content acceptable to Administrative Agent, setting forth as of such period then ended (i) detailed production data from the Oil and Gas Properties by property, including, the volumes of Oil and Gas produced and saved, the volumes of Oil and Gas sold, gross revenue, net income, related leasehold operating expenses, severance taxes, capital costs and any production imbalances incurred during such period (ii) all new Oil and Gas Properties acquired by the Loan Parties and all new Subsidiaries purchased, acquired or formed since the date of Borrower’s last Status Report, (iii) a Derivative Contract position summary for each transaction by contract price, term and counter-party, (iv) the current list of purchasers of production including mailing address and the wells covered by such production sales contracts, and (v) such additional information with respect to any of the Oil and Gas Properties as may be reasonably requested by Administrative Agent.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which either (a) more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof, or (b) Borrower is the general partner, in the case of any limited partnership. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Borrower.

“Surety Instruments” means all letters of credit (including standby), banker’s acceptances, bank guaranties, surety bonds and similar instruments.

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.01(c).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.01(c).

“Swing Line Lender” means Wells Fargo Bank, National Association in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.01(c)(i).

“Swing Line Loan Notice” means a notice of a Swing Line borrowing pursuant to Section 2.01(c)(ii), which, if in writing, shall be in form of and substance satisfactory to the Swing Line Lender.

“Swing Line Settlement Date” means the 15th day and the last day of each calendar month; provided, however, that if any such day is not a Business Day, the applicable Swing Line Settlement Date shall be the Business Day immediately preceding such day.

“Swing Line Sublimit” means an amount equal to the lesser of (a) ten million dollars ($10,000,000) and (b) Available Commitment. The Swing Line Sublimit is part of, and not in addition to, the Maximum Loan Amount.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding Excluded Taxes.

“Termination Date” means the earlier of (a) the Stated Maturity Date or (b) the date on which Lenders’ Commitments terminate in accordance with the provisions of this Agreement.

“Threshold Amount” means the greater of (a) one million dollars ($1,000,000) and (b) five percent (5%) of the then effective Borrowing Base.

“United States” and “U.S.” each means the United States of America.

1.02 Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Unless otherwise specified or the context clearly requires otherwise, the words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Administrative Agent, Issuing Lender, the Lenders, Borrower and the other Loan Parties, and are the products of all parties. Accordingly, they shall not be construed against Borrower, the Lenders, Administrative Agent or Issuing Lender merely because of their involvement in the preparation thereof.

1.03 Accounting Terms and Principles.

(a) Certain accounting terms used herein are defined under Appendix II hereto, and such definitions are incorporated herein.

(b) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with generally accepted accounting principals in the United States of America (“GAAP”) as in effect from time to time, consistently applied; except that for purposes of Section 9.01, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.01(c)(i). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made (any such amendment, an “Accounting Change Amendment”). Borrower shall not be obligated to pay an amendment fee to the Lenders for any amendment the sole purpose of which is to effectuate an Accounting Change Amendment. Until such time as such an amendment shall have been executed and delivered by Borrower, Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

(c) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Borrower.

(d) References herein to Borrower’s financial statements or balance sheets shall mean, respectively, the consolidated financial statements or consolidated balance sheets of Borrower and its Subsidiaries, if any.

ARTICLE II.

THE CREDIT

2.01 Amounts and Terms of the Commitments.

(a) Revolving Credit Loans. Each Lender severally agrees, on the terms and conditions set forth herein, to make Revolving Credit Loans to Borrower (each such loan, a “Revolving Credit Loan”) during the period of time from and after the Closing Date up to the Termination Date, so long as (i) all Revolving Credit Loans by each Lender do not exceed such Lender’s Pro Rata Share of the aggregate amount of Revolving Credit Loans then requested from all Lenders, and (ii) the aggregate amount of such Lender’s Revolving Credit Loans, LC Obligation and Swing Line Loans outstanding at any time does not exceed such Lender’s Pro Rata Share of the lesser of (i) the Borrowing Base determined as of the date on which the requested Revolving Credit Loan is to be made and (ii) the Maximum Loan Amount. The obligation of Borrower to repay to each Lender the aggregate amount of all Revolving Credit Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender’s “Note”) made by Borrower payable to such Lender in the form of Exhibit A with appropriate insertions. The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Revolving Credit Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein. Borrower may borrow, repay and reborrow any amounts loaned hereunder. The obligation of Borrower to repay the aggregate amount of all Revolving Credit Loans made by the Lenders, together with interest accruing in connection therewith, shall be evidenced by the Notes.

(b) Letters of Credit. Subject to the terms and conditions of Section 2.09 below and relying upon the representations and warranties herein set forth, Issuing Lender agrees to issue standby Letters of Credit upon the request of Borrower at any time and from time to time on and after the Closing Date and up to five (5) Business Days prior to the Termination Date. No Letter of Credit will be issued in a face amount which, after giving effect to the issuance of such Letter of Credit, would cause (i) the LC Obligation to exceed the Letter of Credit Sub-Facility Amount or (ii) the Effective Amount to exceed the lesser of (i) the Borrowing Base then in effect and (ii) the Maximum Loan Amount. If any Letter of Credit has been drawn upon and the amount so drawn has not been reimbursed, for all purposes hereof to the extent of the Available Commitment then existing, such funding shall be deemed a Revolving Credit Loan in an amount equal to the Matured LC Obligations applicable thereto.

(c) Swing Line Loans.

(i) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.01(c), to make loans (each such loan, a “Swing Line Loan”), to Borrower from time to time on any Business Day prior to the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the outstanding amount of Revolving Credit Loans and LC Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Pro Rata Share of the Available Commitment; provided, however, that after giving effect to any Swing Line Loan, (A) the sum of the aggregate outstanding amount of the Revolving Credit Loans plus the Swing Line Loans plus LC Obligations shall not exceed the Available Commitment at such time, and (B) the sum of the aggregate outstanding amount of the Revolving Credit Loans of any Lender (other than the Swing Line Lender) at such time, plus such Lender’s Pro Rata Share of the outstanding amount of all LC Obligations at such time, plus such Lender’s Pro Rata Share of the outstanding amount of all Swing Line Loans at such time shall not exceed such Lender’s Pro Rata Share of the Available Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01(c), prepay under Section 2.04, and reborrow under this Section 2.01(c). Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender (other than the Swing Line Lender) shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(ii) Borrowing Procedures. Each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to the Swing Line Lender and Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and Administrative Agent not later than 3:00 p.m., Houston, Texas time on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum of $500,000 or any whole multiple of $100,000 in excess thereof, and (B) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has also received such Swing Line Loan Notice and, if not, Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof. Unless Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Lender other than Swing Line Lender) prior to 4:00 p.m., Houston, Texas time on the date of the proposed Swing Line Borrowing (I) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.01(c)(i), or (II) that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then subject to the terms and conditions hereof, Swing Line Lender will, not later than 5:00 p.m., Houston, Texas time on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the account of Borrower on the books of Swing Line Lender in immediately available funds.

(iii) Refinancing of Swing Line Loans.

(A) On each Swing Line Settlement Date and at any other time Swing Line Lender, in its sole and absolute discretion, may request, Swing Line Lender, on behalf of Borrower (which hereby irrevocably authorizes Swing Line Lender to so request on its behalf), may require that each Lender make a Revolving Credit Loan (which shall be a Base Rate Loan) in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a borrowing notice delivered pursuant to Section 2.02(c) for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Borrowing Base and the conditions set forth in Section 5.02. Swing Line Lender shall furnish Borrower with a copy of the applicable borrowing notice promptly after delivering such notice to Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such notice available to Administrative Agent in immediately available funds for the account of Swing Line Lender at Administrative Agent’s Payment Office not later than 2:00 p.m. Houston, Texas time on the day specified in such borrowing notice, whereupon, subject to Section 2.01(c)(iii)(B), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. Administrative Agent shall remit the funds so received to Swing Line Lender.

(B) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Loan in accordance with Section 2.01(c)(iii)(A), the request for Revolving Credit Loans submitted by Swing Line Lender as set forth herein shall be deemed to be a request by Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to Administrative Agent for the account of Swing Line Lender pursuant to Section 2.01(c)(iii)(A) shall be deemed payment in respect of such participation.

(C) If any Lender fails to make available to Administrative Agent for the account of Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.01(c)(iii) by the time specified in Section 2.01(c)(iii)(A), Swing Line Lender shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing

Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of Swing Line Lender submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (C) shall be conclusive absent manifest error.

(D) Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.01(c)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.01(c)(iii) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(iv) Repayment of Participations.

(A) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if Swing Line Lender receives any payment on account of such Swing Line Loan, Swing Line Lender will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by Swing Line Lender.

(B) If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be refunded by Swing Line Lender under any of the circumstances described in Section 12.05 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Lender shall pay to Swing Line Lender its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. Administrative Agent will make such demand upon the request of Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(v) Interest for Account of Swing Line Lender. Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans. Until each Lender funds it Revolving Credit Loan or risk participation pursuant to this Section 2.01(c) to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of Swing Line Lender.

(vi) Payments Directly to Swing Line Lender. Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to Swing Line Lender.

(vii) Alternative Swing Line Procedures. Notwithstanding the foregoing, Borrower and Swing Line Lender may alter or vary any of the timing for notices of or the form of notice required for Swing Line Borrowings or repayment of Swing Line Loans, the minimum amounts for Swing Line Borrowings or repayment of Swing Line Loans, and/or any of the other borrowing procedures for the Swing Line (collectively referred to as “Alternative Swing Line Procedures”) from those set forth in this Section 2.01(c) pursuant to any Cash Management Agreement or other agreement entered into between Borrower and Swing Line Lender and in effect from time to time.

2.02 Procedure for Borrowing.

(a) Each Borrowing (other than fundings of Letters of Credit deemed to be Revolving Credit Loans under Section 2.01(b)) shall be made subject to the following procedures:

(i) Each Borrowing of Revolving Credit Loans shall be made upon Borrower’s irrevocable written notice delivered to Lender in the form of a Notice of Borrowing duly completed, which notice must be received by Lender prior to 11:00 a.m. (Central Time) (x) three (3) Business Days prior to the request Borrowing Date, in the case of LIBOR Loans; and (y) on the requested Borrowing Date, in the case of Base Rate Loans.

(ii) Each Notice of Borrowing shall specify (i) the amount of the Borrowing, which shall be in an aggregate minimum amount (A) for Base Rate Loans, equal to the lesser of (y) $500,000 or any multiple integral of $100,000 thereof or (z) the unadvanced portion of the Available Commitment, and (B) for LIBOR Loans, $1,000,000 or any multiple integral of $250,000 thereof (if the Available Commitment as of such Borrowing Date will be less than $1,000,000, then Borrower may not request a

LIBOR Loan); (ii) the requested Borrowing Date, which shall be a Business Day; (iii) the Interest Rate Type of Revolving Credit Loans comprising the Borrowing; and (iv) for LIBOR Loans, the duration of the Interest Period applicable to such Loans. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBOR Loans, such Interest Period shall be three (3) months.

(b) Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Pro Rata Share of that Borrowing, and such Notice of Borrowing shall not thereafter be revocable by Borrower.

(c) Provided the applicable conditions in Article V are met, each Lender will make the amount of its Pro Rata Share of each Borrowing available to Administrative Agent for the account of Borrower at Administrative Agent’s Payment Office by 1:00 p.m. (Central time) on the Borrowing Date requested by Borrower in funds immediately available to Administrative Agent. The proceeds of all such Loans will then be made available to Borrower by Administrative Agent to Borrower’s operating account with Administrative Agent of like funds as received or by wire transfer in accordance with Borrower’s Notice of Borrowing.

2.03 Conversion and Continuation Elections.

(a) Prior to the Termination Date, Borrower may, upon irrevocable notice to Lender in accordance with Section 2.03(b): (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of LIBOR Loans, to convert any such Loans into Loans of any other Interest Rate Type; or (ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day; provided, that no more than six (6) LIBOR Loan tranches may exist at any one time and if at any time a LIBOR Loan in respect of any Borrowing is reduced by payment, prepayment, or conversion of part thereof to less than $100,000, such LIBOR Loan shall automatically convert into a Base Rate Loan. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBOR Loan.

(b) Borrower shall deliver an irrevocable Notice of Conversion/Continuation to be received by Lender not later than 11:00 a.m. (Central time) at least (i) three (3) Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into LIBOR Loans and (ii) as of the last day of the applicable Interest Period, in the case of LIBOR Loans, to continue any such Loans having Interest Periods expiring on such day as LIBOR Loans of the same of different Interest Period, specifying: (A) the proposed Conversion/Continuation Date; (B) the aggregate amount of Loans to be converted or renewed; (C) the Interest Rate Type of Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversion into Base Rate Loans, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to LIBOR Loans, Borrower has failed to timely notify Administrative Agent of its selection for a new Interest Period to be applicable to LIBOR Loans, or if any Event of Default then exists, Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

2.04 Borrowing Base Determinations, Mandatory Prepayments of Loans.

(a) Scheduled Borrowing Base Determinations. At all times prior to the Termination Date the Effective Amount shall not exceed the Available Commitment then in effect. The initial Borrowing Base hereunder shall be that set forth on Appendix I until adjusted in accordance with Section 2.04(f) or otherwise redetermined. The Borrowing Base shall be redetermined by the Lenders in good faith and consistent with their usual and customary oil and gas lending criteria as they exist at the time for each Borrowing Base Period (each such determination a “Scheduled Borrowing Base Determination”) commencing on the date provided on Appendix I hereto, and effective as of the date set forth in such notice of redetermination. The Borrowing Base shall represent the determination by the Lenders, in accordance with the provisions herein contained and its lending practices then in effect for loans of this nature, of the loan value assigned to the proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report and such other credit factors (including without limitation the assets, liabilities, cash flow, current Derivative Contracts, business, properties, prospects, management and ownership of Borrower) which the Lenders in good faith and consistent with their usual and customary oil and gas lending criteria as they exist at such time deem significant. In connection with each redetermination of the Borrowing Base, Administrative Agent shall recommend to the Lenders a new Borrowing Base and the Lenders in accordance with their customary policies and procedures for extending credit to Oil and Gas reserve-based customers shall (by unanimous agreement in the case of Borrowing Base increases and by agreement of the Required Lenders in the case of no change or decreases in the Borrowing Base) establish the redetermined Borrowing Base. If the Lenders or the Required Lenders, as the case may be, cannot agree on a Borrowing Base amount, the amount shall remain unchanged until such time as all Lenders or the Required Lenders, as the case may be, can agree on a new Borrowing Base amount. Such redetermination shall be given by notice to Borrower by the dates specified on Appendix I, or as soon thereafter as is reasonably practicable. If Borrower does not furnish the Reserve Reports or all such other information and data by the date required, the Lenders may nonetheless determine a new Borrowing Base.

(b) Lenders’ Discretion. The Lenders shall have no obligation to determine the Borrowing Base at any particular amount, either in relation to the Maximum Loan Amount or otherwise. Furthermore, Borrower acknowledges that the Lenders have no obligation to increase the Borrowing Base and may reduce the Borrowing Base in accordance with Section 2.04(a), in either case, at any time pursuant to Section 2.04(a) and (e) or as a result of any circumstance and that any increase in the Borrowing Base is subject to the individual credit approval processes of each of the Lenders which processes shall be conducted on a basis consistent with each such Lender’s credit standards and assumptions then in effect.

(c) Mandatory Prepayments of Loans. If in connection with any Scheduled Borrowing Base Determination or Special Borrowing Base Determination, the Effective Amount shall exceed the Borrowing Base, then Borrower shall, within thirty (30) days after notice by Administrative Agent to Borrower, exercise either one or a combination of the following: (i) prepay the amount by which the Effective Amount exceeds the Borrowing Base on such date; or (ii) prepay the amount by which the Effective Amount exceeds the Borrowing Base in six (6) equal successive monthly payments commencing thirty (30) days following Administrative

Agent’s notice to Borrower; or (iii) provide a Reserve Report prepared by an independent engineer and reasonably acceptable to Administrative Agent covering additional unencumbered assets not previously evaluated in the most recently delivered Reserve Report having sufficient value and character (as determined by the Required Lenders in their good faith) that when added to the Collateral will cause the Borrowing Base to equal or exceed the Effective Amount and within fifteen (15) days after notification of its election to exercise such option grant a Lien on such assets. If in connection with any Borrowing Base Adjustment pursuant to Section 2.04(f), the Effective Amount shall exceed the Borrowing Base, then Borrower shall immediately (or on such later date as may be expressly permitted hereunder) prepay the amount by which the Effective Amount exceeds the Borrowing Base on such date.

(d) Optional Prepayments. Borrower may, at anytime or from time to time:

(i) prepay Base Rate Loans upon irrevocable notice to Administrative Agent of not less than one (1) Business Day, in whole or in part, in minimum principal amounts of $500,000 or multiple integrals of $100,000 thereof and will include interest accrued to the prepayment date (unless the portion of the Effective Amount consisting of Base Rate Loans is less than $500,000, then such prepayments shall be equal to the then outstanding amount of Base Rate Loans);

(ii) prepay LIBOR Loans upon irrevocable notice to Administrative Agent of not less than three (3) Business Days, in whole or in part, in minimum principal amounts of $500,000 or multiple integrals of $100,000 thereof, subject to the payment of any breakage costs to the extent required by Section 3.04; and

(iii) prepay Swing Line Loans upon irrevocable notice to the Swing Line Lender (with a copy to Administrative Agent) not later than 3:00 p.m., Houston, Texas time on the date of the prepayment, in whole or in part, in minimum principal amounts of $500,000 or multiple integrals of $100,000 thereof and will include interest accrued to the prepayment date.

Such notice of prepayment shall specify the date and amount of such prepayment and the Interest Rate Type(s) of Loans to be prepaid. Administrative Agent will promptly notify each Lender of its receipt of any such notice and of such Lender’s Pro Rata Share of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid. There shall be no penalty or premium for such prepayment, except for funding losses, if any, caused by such prepayment as provided under Section 3.04.

(e) Special Borrowing Base Determination. In addition to Scheduled Borrowing Base Determinations pursuant to Section 2.04(a), the Required Lenders and Borrower may each request a special redetermination once during each Borrowing Base Period (“Special Borrowing Base Determination”). In the event Borrower requests a Special Borrowing Base Determination, Borrower shall deliver written notice of such request to Administrative Agent with sufficient copies for each Lender which shall include: (i) Reserve Report(s) prepared as of a date not more than thirty (30) calendar days prior to the date of such request, (ii) such other information as Administrative Agent shall reasonably request, and (iii) the amount of the Borrowing Base requested by Borrower to become effective. Likewise, in the event the Required Lenders exercise their option for a Special Borrowing Base Determination, upon written request and notification by Administrative Agent to Borrower, Borrower shall furnish the information described above within thirty (30) days of such request. The Lenders shall redetermine the Borrowing Base in accordance with the procedures set forth in Section 2.04(a), which redetermined Borrowing Base shall then be the effective Borrowing Base until further redetermination or adjustment.

(f) Other Borrowing Base Adjustments.

(i) Lenders. Notwithstanding anything to the contrary contained herein, the Borrowing Base may be subject to reduction from time to time pursuant to Section 7.16(c), Section 8.02(d)(iv), Section 8.05(j), Section 8.05(k) and Section 8.12(d). Upon the applicable effective date of any adjustment referred to in Section 7.16(c), Section 8.02(d)(iv), Section 8.05(j), Section 8.05(k) or Section 8.12(d), the Borrowing Base as so reduced shall become the new Borrowing Base immediately and shall remain in effect until redetermined or adjusted pursuant to this Agreement. No such adjustment to the Borrowing Base shall constitute a ‘special redetermination’ under Section 2.04(e) of this Agreement.

(ii) Borrower. Notwithstanding anything to the contrary contained herein, Borrower may request an additional Borrowing Base redetermination in connection with any acquisition of Oil and Gas Properties permitted under this Agreement with a purchase price (whether calculated individually or in the aggregate with all related acquisitions consummated contemporaneously therewith) of $10,000,000 or more (whether calculated individually or in the aggregate with all acquisitions part of the same closing procedure). Such redetermination of the Borrowing Base shall not constitute a ‘special redetermination’ under Section 2.04(e) of this Agreement.

2.05 Repayment.

(a) The Loans. Borrower shall repay to Administrative Agent for the Lenders’ respective Pro Rata Shares the Effective Amount (with the amount paid in respect of any undrawn Letters of Credit to be held as cash collateral by Administrative Agent in accordance with Section 2.09(g) ) on or before the Termination Date (or, in the case of Swing Line Loans, the earlier of (x) the first Swing Line Settlement Date to occur after such Loan is made and (y) the Termination Date), plus all accrued but unpaid interest and outstanding expenses hereunder or under the Loan Documents.

(b) Interest.

(i) Each Revolving Credit Loan shall bear interest on the Effective Amount thereof from the applicable Borrowing Date or date of conversion or continuation pursuant to Section 2.03, as the case may be, at a rate per annum equal to the lesser of (a) the Base Rate or LIBOR, as the case may be, plus the Applicable Margin, or (b) the Highest Lawful Rate. Each Swing Line Loan shall bear interest on the Effective Amount thereof from the applicable Borrowing Date, at a rate per annum equal to the lesser (x) the Base Rate plus the Applicable Margin or (y) the Highest Lawful Rate.

(ii) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment of Loans under Section 2.04(c) or (d) for the portion of the Loans so paid and upon payment in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of Administrative Agent.

(iii) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the lesser of (x) the Highest Lawful Rate and (y) the Default Rate set forth on Appendix I (the “Default Rate”).

(c) Other Obligations. On the Termination Date any Letters of Credit issued by Issuing Lender and outstanding for the benefit of any Loan Party at the Issuing Lenders’ sole discretion, shall be terminated and all sums due and owing thereunder shall be due and payable in full.

2.06 Fees.

(a) Agency Fee. Borrower shall pay to Administrative Agent the Agency Fee pursuant to the terms of the Wells Fargo Fee Letter.

(b) Borrowing Base Fee. On the Closing Date, Borrower shall pay the Borrowing Base Fee pursuant to the terms of the Fee Letters.

(c) Commitment Fee. Borrower shall pay to Administrative Agent, for the ratable benefit of each Lender (excluding Defaulting Lenders), a fee (“Commitment Fee”) calculated on the average daily amount of the Available Commitment at a per annum rate equal to 0.50%. Such Commitment Fee shall accrue from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the first day of each calendar quarter commencing on the first day of the first full calendar quarter following the Closing Date through the Termination Date, with the final payment to be made on the Termination Date. The Commitment Fee shall accrue at all times after the Closing Date, including at any time during which one or more conditions in Article V are not met.

(d) Letter of Credit Fee. Borrower agrees to pay to Issuing Lender, for the ratable account of the Lenders (excluding Defaulting Lenders), quarterly in arrears on the first day of each calendar quarter commencing on the first day of the first full calendar quarter following the Issuance of the Letter of Credit, a fee (“Letter of Credit Fee”) on the undrawn amount of such Letter of Credit in an amount per annum equal to the Applicable Margin then in effect for LIBOR Loans multiplied by the face amount of such Letter of Credit (such fee shall be prorated for any period less than a full year). Borrower agrees to pay to the Issuing Lender, quarterly in arrears on the first day of each calendar quarter commencing on the first day of the first full calendar quarter following the Issuance of the Letter of Credit, a fronting fee equal to the greater of (A) $500.00 or (B) 0.125% per annum of the initial amount of such Letter of Credit, plus to Issuing Lender for its account, Issuing Lender’s usual and customary fees for amendment to, or transfer of each Letter of Credit.

(e) Arrangement Fee. On the Closing Date, Borrower shall pay to each Arranger the Arrangement Fee in accordance with the terms of the Fee Letters.

2.07 Computation of Fees and Interest.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof up to the last day thereof.

(b) Each determination of an interest rate by Administrative Agent shall be conclusive and binding on the parties in the absence of manifest error.

(c) All fees shall be due and payable and shall be deemed fully earned on the date payment of such fee is required pursuant to the terms of this Agreement.

2.08 Payments by Borrower; Borrowings Pro Rata.

(a) All payments to be made by Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by Borrower shall be made to Administrative Agent at Administrative Agent’s Payment Office for the account of Administrative Agent or the Lender(s) to whom such payment is owed, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (Central time) on the date due. Any payment received by Lender later than 11:00 a.m. (Central time) may, in the discretion of Administrative Agent, be deemed to have been received on the following Business Day for purposes of calculating interest thereon and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Except to the extent otherwise provided herein, (i) each payment by Borrower of fees, other than fees to Administrative Agent or Issuing Lender in such capacities, shall be made for the account of the Lenders pro rata in accordance with their respective Pro Rata Shares, (ii) each payment of principal of Revolving Credit Loans shall be made for the account of the Lenders pro rata in accordance with their respective outstanding principal amount of Revolving Credit Loans, and (iii) each payment of interest on Revolving Credit Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders.

(d) Administrative Agent will promptly distribute to each Lender its applicable share of such payment in like funds as received. When Administrative Agent collects or receives money on account of the Obligations or otherwise pursuant to the Security Documents, if such money is insufficient to pay all such Obligations, such money shall be applied first to any reimbursements of any fees or expenses due Administrative Agent and, after payment of such amounts in full, shall be applied ratably to the outstanding Obligations of each Lender.

(e) Unless Administrative Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower has not made such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon for each day from the date such amount is distributed to such Lender at the Federal Funds Rate for the first three (3) days following demand by Administrative Agent and at the Base Rate for each day thereafter until the date repaid.

(f) Except to the extent otherwise expressly provided herein, each Borrowing hereunder shall be from the Lenders pro rata in accordance with their respective Pro Rata Shares.

2.09 Issuing the Letters of Credit.

(a) In order to effect the issuance of a Letter of Credit, Borrower shall submit a Notice of Borrowing and a LC Application in writing by telecopy to Issuing Lender not later than 1:00 p.m., Houston, Texas time, three (3) Business Days before the requested date of issuance of such Letter of Credit. Each such Notice of Borrowing and LC Application shall be signed by Borrower, specify the Business Day on which such Letter of Credit is to be issued, the purpose for the requested Letter of Credit, specify the availability for Letters of Credit under the Available Commitment and the Letter of Credit Sub-Facility Amount limitation as of the date of issuance of such Letter of Credit, and the expiry date thereof which shall not be later than five (5) Business Days prior to the Termination Date.

(b) Upon satisfaction of the applicable terms and conditions set forth in Article V, Issuing Lender shall issue such Letter of Credit to the specified beneficiary not later than the close of business at Issuing Lender’s principal address set forth on Appendix I, on the date so specified. Issuing Lender shall provide Borrower and each other Lender with a copy of each Letter of Credit so issued. Each such Letter of Credit shall (i) provide for the payment of drafts, presented for honor thereunder by the beneficiary in accordance with the terms thereon, at sight when accompanied by the documents described therein and (ii) unless otherwise expressly agreed by Issuing Lender and Borrower at the time such Letter of Credit is issued, be subject to the rules of the “International Standby Practices of 1998” or such later version as may be published by the Institute of International Banking Law and Practice (the “ISP 1998”) and shall, as to matters not governed by the ISP 1998, be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(c) Upon the issuance date of each Letter of Credit, Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each other Lender, and each other Lender shall be deemed, without further action by any party hereto, to have purchased from Issuing Lender, a participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit, the obligations thereunder and in the reimbursement obligations of Borrower due in respect of drawings made under such Letter of Credit. If requested by Issuing Lender, the other Lenders will execute any other documents reasonably requested by Issuing Lender to evidence the purchase of such participation.

(d) Upon the presentment of any draft for honor under any Letter of Credit by the beneficiary thereof which Issuing Lender determines is in compliance with the conditions for payment thereunder, Issuing Lender shall promptly notify Borrower and each other Lender of the intended date of honor of such draft and Borrower hereby promises and agrees, at Borrower’s option, to either (i) pay to Issuing Lender, within one (1) Business Day of the date payment is due as specified in such notice, the full amount of such draft in immediately available funds or (ii) request a Revolving Credit Loan pursuant to the provisions of Section 2.01(a) and Section 2.02 of this Agreement in the full amount of such draft, which request shall specify that the Borrowing Date of such Revolving Credit Loan is to be within one (1) Business Day of the date payment is due under the Letter of Credit as specified in the Issuing Lender’s notice. If Borrower fails to timely make such payment because such a Revolving Credit Loan cannot be made pursuant to Section 2.01(a) and/or Section 2.02, each Lender shall, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default), make available to the Issuing Lender an amount equal to such Lender’s Pro Rata Share of the presented draft on the day the Issuing Lender is required to so honor such draft. If such amount is not in fact made available to the Issuing Lender by such Lender on such date, such Lender shall pay to the Issuing Lender, on demand made by the Issuing Lender, in addition to such amount, interest thereon at the Federal Funds Rate for the first three (3) days following demand and at the Base Rate thereafter until paid. Upon receipt by the Issuing Lender from the Lenders of the full amount of such draft, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default), the full amount of such draft shall automatically and without any action by Borrower, be deemed to have been a Loan as of the date of payment of such draft. Nothing in this Paragraph (d) or elsewhere in this Agreement shall diminish Borrower’s obligation under this Agreement to provide the funds for the payment of, or on demand to reimburse the Issuing Lender for payment of any draft presented to, and duly honored by, the Issuing Lender under any Letter of Credit, and the automatic funding of a Loan as in this paragraph provided shall not constitute a cure or waiver of the Event of Default for failure to provide timely such funds as in this paragraph is agreed.

(e) In order to induce the issuance of Letters of Credit by the Issuing Lender and the purchase of participations therein by the other Lenders, Borrower agrees with the Issuing Lender and the other Lenders that none of Administrative Agent, the Issuing Lender or any other Lender shall be responsible or liable (except as provided in the following sentence) for amounts paid by the Issuing Lender, as provided in Section 2.09(d) above, on account of drafts so honored under the Letters of Credit, and Borrower’s unconditional obligation to reimburse the Issuing Lender for such amounts shall not be affected by any circumstance, act or omission whatsoever (whether or not known to Administrative Agent or any Lender, including the Issuing Lender) other than a circumstance, act or omission resulting from the gross negligence or willful misconduct of the Issuing Lender. Borrower agrees that any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit or any related draft, document or property shall be binding on Borrower and shall not put the Issuing Lender under any resulting liability to Borrower, unless such action or omission is the result of the gross negligence or willful misconduct of the Issuing Lender. Borrower hereby waives presentment for payment (except the presentment required by the terms of any Letter of Credit) and notice of dishonor, protest and notice of protest with respect to drafts honored under the Letters of Credit. The Issuing Lender agrees to promptly notify Borrower whenever a draft is presented under any Letter of Credit, but failure to so notify Borrower shall not in any way affect Borrower’s obligations hereunder.

(f) In the event that any provision of a LC Application is inconsistent with, or in conflict of, any provision of this Agreement, including provisions for the rate of interest applicable to drawings thereunder or rights of setoff or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

(g) If the Obligations, or any part thereof, are declared or otherwise become immediately due and payable pursuant to Article X of this Agreement, then all LC Obligations shall become immediately due and payable without regard for actual drawings or payments on the Letters of Credit, and Borrower shall be obligated to pay to Administrative Agent immediately an amount equal to the LC Obligations. All amounts made due and payable by Borrower under this Section 2.09(g) may be applied as the Issuing Lender elects to any of the various LC Obligations; provided, however, that such amounts applied by the Issuing Lender to the LC Obligations shall be (a) first applied to the Matured LC Obligations, and (b) second held by the Issuing Lender as LC Collateral in the LC Collateral Account until all remaining Obligations have been satisfied. This Section 2.09(g) shall not limit or impair any rights which Administrative Agent, the Issuing Lender or any of the Lenders may have under any other document or agreement relating to any Letter of Credit or LC Obligation, including, without limitation, any LC Application. Borrower hereby grants a security interest in and lien on the LC Collateral Account to Administrative Agent for and on behalf of the Issuing Lenders and the Lenders as security for the Obligations. Borrower agrees to execute and deliver from time to time such documentation as Administrative Agent may reasonably request to further assure such security interest.

2.10 Payments by the Lenders to Administrative Agent.

(a) Unless Administrative Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one (1) Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Administrative Agent may assume that each

Lender has made such amount available to Administrative Agent in immediately available funds on the Borrowing Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Administrative Agent in immediately available funds and Administrative Agent in such circumstances has made available to Borrower such amount, that Lender shall, on the Business Day following such Borrowing Date, make such amount available to Administrative Agent, together with interest at the Federal Funds Rate for the first three (3) days during such period and at the Base Rate thereafter until paid. A notice of Administrative Agent submitted to any Lender with respect to amounts owing under this Section 2.10(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Administrative Agent shall constitute such Lender’s Revolving Credit Loan on the Borrowing Date for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the Borrowing Date, Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at the interest rate applicable to such Borrowing.

(b) The failure of any Lender to make any Revolving Credit Loan to be made by it or to provide funds for disbursements or reimbursements under Letters of Credit or for its participations in Swing Line Loans on the date specified therefor shall not relieve any other Lender of its obligation to make its Revolving Credit Loan or provide funds on such date, but no Lender shall be responsible for the failure of any other Lender to make a Revolving Credit Loan to be made by such other Lender or to provide funds to be provided by such other Lender.

2.11 Sharing of Payments, Etc.

(a) If any Lender shall obtain on account of the Obligations made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) or receive any collateral in respect thereof in excess of the amount such Lender was entitled to receive pursuant to the terms hereof, such Lender shall immediately (i) notify Administrative Agent of such fact, and (ii) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment according to the terms hereof; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall, to that extent, be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.03) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments.

2.12 Change of Commitments.

(a) The aggregate Commitments of all Lenders shall at all times be equal to the lesser of (i) the aggregate Commitments of all Lenders after adjustments resulting from reductions pursuant to Section 2.12(b) or (ii) the Borrowing Base as determined from time to time.

(b) Borrower shall have the right to terminate or to reduce the amount of the Maximum Loan Amount at any time, or from time to time, upon not less than three (3) Business Days’ prior notice to Administrative Agent (which shall promptly notify the Lenders) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof), and shall be irrevocable and effective only upon receipt by Administrative Agent; provided that a notice of termination or reduction delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) The aggregate Commitments of all Lenders once terminated or reduced pursuant to Section 2.12(b) may not be reinstated.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by Borrower to each Lender or Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, Borrower shall promptly pay all Other Taxes. Borrower, however, may delay paying or discharging any Other Taxes so long as (i) it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor and (ii) no Governmental Authority has initiated any actions to foreclose liens therefor.

(b) Borrower agrees to indemnify and hold harmless each Lender and Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by each Lender and Administrative Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted (except to the extent of Other Taxes contested by Borrower as provided in Section 3.01(a) above). Payment under this indemnification shall be made within thirty (30) days after the date the Lender or Administrative Agent made written demand therefor.

(c) If Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or Administrative Agent, then: (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) Borrower shall make such deductions and withholdings; and (iii) Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(d) If requested by Administrative Agent, upon payment by Borrower of Taxes or Other Taxes under Section 3.01(c) above, Borrower shall furnish Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Administrative Agent.

(e) Each Foreign Lender (a) represents to Administrative Agent and Borrower that (i) no taxes are required to be withheld by Administrative Agent or Borrower with respect to any payments to be made to it in respect of the Obligations, and (ii) it has furnished to Administrative Agent and Borrower (A) two (2) duly completed copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, (B) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of U.S. Internal Revenue Service Form W-8BEN, or (C) other form acceptable to Administrative Agent that entitles it to exemption from U. S. Federal withholding Tax on all interest payments under the Loan Documents, and (b) covenants to (i) provide Administrative Agent and Borrower a new Form W-8BEN, Form W-8ECI, or other form acceptable to Administrative Agent upon the expiration or obsolescence of any previously delivered form according to applicable laws and regulations, duly executed and completed by it, and (ii) comply from time to time with all applicable laws and regulations with regard to the withholding Tax exemption. If any of the foregoing is not true or the applicable forms are not provided, then (a) Borrower and Administrative Agent (but without duplication) may deduct and withhold from payments under the Loan Documents any tax at the maximum rate under the Code (taking into account any reduction to which each Foreign Lender is entitled under an applicable United States tax treaty) and (b) each Foreign Lender shall indemnify and hold harmless Borrower for the full amount of such Tax. The indemnities afforded by each Foreign Lender under this section shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

(f) In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender or Issuing Lender is subject to backup withholding or information reporting requirements.

In the case of a Lender or Issuing Lender that would be subject to withholding tax imposed by FATCA on payments made under this Agreement or any other Loan Document if such Lender or Issuing Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Lender shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower or Administrative Agent to comply with its obligations under FATCA, to determine that such Lender or Issuing Lender has complied with such Lender’s or Issuing Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments.

3.02 Illegality.

(a) If any Lender reasonably determines that after the Closing Date the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration thereof by any Governmental Authority, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBOR Loans for any Interest Period, then, on notice thereof by the Lender to Borrower through Administrative Agent, any obligation of that Lender to make LIBOR Loans having an affected Interest Period shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist (which the Lender agrees to do promptly thereafter). Each Lender represents that as of the Closing Date no such circumstances exist as to such Lender.

(b) If any Lender reasonably determines that it is unlawful to maintain any LIBOR Loan having a particular Interest Period, such Loan will automatically convert into a Base Rate Loan either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loan.

(c) If the obligation of any Lender to make or maintain LIBOR Loans has been so terminated or suspended as contemplated above, all Loans which would otherwise be made by such Lender as LIBOR Loans having an affected Interest Period shall be instead made as LIBOR Loans with an unaffected Interest Period or if there are no such unaffected Interest Periods, as Base Rate Loans.

(d) Before giving any notice to Administrative Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its LIBOR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

3.03 Increased Costs and Reduction of Return.

(a) If any Lender determines that after the Closing Date, due to either the introduction of or any change in or in the interpretation of any law or regulation, the amount of capital required or expected to be maintained by such Lender or any corporation controlling such

Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) is affected such that the amount of such required capital is increased as a consequence of its Commitments, Loans, Swing Line Loans, Revolving Credit Loans, Letters of Credit, credits or obligations under this Agreement, then Borrower shall be liable for, and shall from time to time, upon demand of such Lender to Borrower through Administrative Agent, pay to Lender additional amounts as are sufficient to compensate Lender for such increased costs.

(b) In the event Lender seeks reimbursement or compensation under this Article III, Lender shall deliver to Borrower a certificate setting forth in reasonable detail the amount payable to Lender hereunder.

3.04 Funding Losses. Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may actually sustain or incur as a consequence of: (a) the failure of Borrower to make on a timely basis any payment of principal of any LIBOR Loan; (b) the failure of Borrower to borrow, continue or convert a Loan after Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation (including by reason of the failure to satisfy any condition precedent thereto); (c) the failure of Borrower to make any prepayment in accordance with any notice delivered under Section 2.04; (d) the prepayment or other payment (including after acceleration thereof) of any LIBOR Loan on a day that is not the last day of the relevant Interest Period; or (e) the automatic conversion under Section 3.02 of any LIBOR Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by Borrower to the Lenders under this Section and under Section 3.03, each LIBOR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR for such LIBOR Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.

3.05 Inability to Determine Rates. If Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or the Required Lenders notify Administrative Agent that the LIBOR applicable for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower. Thereafter, the obligation of such Lenders to make, maintain or convert Loans into LIBOR Loans hereunder having such Interest Period shall be suspended until Administrative Agent upon the instruction of the Lenders revokes such notice in writing and each LIBOR Loan that has been affected will automatically, on the last day of the then-existing Interest Period therefor, convert into LIBOR Loans having unaffected Interest Periods or if there are none, into a Base Rate Loan. Upon receipt of such notice, Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If any of the Lenders notify Borrower through Administrative Agent of any event occurring after the date hereof that will entitle such Lender to compensation pursuant to Section 3.01 or 3.03 or if any of the Lenders shall notify Borrower through Administrative Agent of any event as to illegality under Section 3.02, then such Lender shall designate a different Lending Office for the Loans affected by such event if such designation will, as the case may be, avoid the need for, or reduce the amount of, such compensation or avoid such illegality and will not, in the reasonable opinion of the Lender, be disadvantageous to the Lender.

3.06 Contents of Notice. If any Lender requests payment or reimbursement from Borrower under Section 3.03 or 3.04, Lender shall deliver to Borrower (with a copy to Administrative Agent) a notice requesting same and shall set forth in reasonable detail the basis and amount of its request for compensation. Any request for additional compensation under Section 3.03 or 3.04 shall be paid by Borrower within five (5) days of the receipt by Borrower of the notice described in this Section 3.06.

3.07 [Reserved].

3.08 Survival. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Article III shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Article III for any Taxes, Other Taxes, increased costs or reductions incurred more than 360 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies Borrower of the change in law or other circumstance giving rise to such request for reimbursement or indemnification for Taxes, Other Taxes, increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; and provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 360-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.09 Mitigation Obligations.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 3.03, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 3.03, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (iii) any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.08), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that Borrower shall have received the prior written consent of Administrative Agent, which consent shall not unreasonably be withheld, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE IV.

SECURITY

4.01 The Security. The Obligations will be secured by a Lien on all of the Mortgaged Properties and such other Collateral described in Schedule I under the Security Documents as same may be amended or supplemented from time to time as provided in this Agreement and the Security Documents. The Collateral shall include (a) as of the Closing Date, Mortgages on at least 80% of the total proven Oil and Gas Properties set forth in the Reserve Report delivered pursuant to Section 5.01(i) and (b) a Lien on substantially all of the tangible and intangible assets of each Loan Party related to the Mortgaged Properties (including Derivative Contracts, general intangibles and all of the following related to any Mortgaged Property, all as-extracted collateral, inventory, equipment, fixtures and proceeds of the foregoing), other than to the extent prohibited by contractual provisions or applicable legal provisions, except in each case for those properties and assets as to which Administrative Agent shall determine in its reasonable discretion that the costs of obtaining such Liens are excessive in relation to the value of the Collateral to be encumbered thereby. Notwithstanding the foregoing, Borrower and its Subsidiaries will not be required to enter into control agreements with respect to cash, securities or deposit accounts or take any action with respect to the perfection of a Lien in motor vehicles.

4.02 Agreement to Deliver Security Documents. On the Closing Date, Borrower shall execute such Mortgages, security agreements, financing statements and other Security Documents in form and substance reasonably satisfactory to Administrative Agent for the purpose of granting and perfecting first and prior Liens in proven Oil and Gas Properties having at least eighty percent (80%) of the net present value reflected in the Reserve Report delivered under Section 5.01(i). In connection with each Scheduled Borrowing Base Determination and Special Borrowing Base Determination, Borrower shall provide to Administrative Agent a report listing all current Mortgaged Properties covered in the Reserve Report to ascertain whether the Mortgaged Properties represent at least 80% of the total net present value of the proven Oil and Gas Properties in the Reserve Report delivered by Borrower to Administrative Agent in connection with such Scheduled Borrowing Base Determination. In the event that the Mortgaged Properties do not represent at least 80% of such total value, then, within thirty (30) days of such Scheduled Borrowing Base Determination, Borrower shall, and shall cause its

Subsidiaries to, grant to Administrative Agent as security for the Obligations a first-priority Lien interest (subject to Permitted Liens) on additional proven Oil and Gas Properties not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance reasonably satisfactory to Administrative Agent and in sufficient executed and acknowledged counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor.

4.03 Perfection and Protection of Security Interests and Liens. Borrower will, and will cause its Subsidiaries to, from time to time deliver to Administrative Agent such additional Mortgages, security agreements, financing statements, amendments, assignment and continuation statements, and other documents, properly completed and executed (and acknowledged when required) by such Loan Party in form and substance reasonably satisfactory to Administrative Agent, which the Lenders reasonably request for the purpose of perfecting, confirming, or protecting any Liens or other rights in the Collateral.

4.04 Letters in Lieu/Power of Attorney.

(a) Borrower shall, and shall cause its Subsidiaries to, provide to Administrative Agent undated letters, in the form of Exhibit G attached hereto, in blank to each purchaser of production and disburser of proceeds of production from or attributable to the Mortgaged Properties, with the addressees left blank, authorizing and directing the addressees to make future payments attributable to production from the Mortgaged Properties directly to Administrative Agent for the ratable benefit of the Lenders.

(b) Borrower hereby designates, and shall cause its Subsidiaries to designate, Administrative Agent as its agent and attorney-in-fact, effective during the continuance of an Event of Default, to act in its name, place, and stead for the purpose of completing and delivering any and all of the letters in lieu of transfer orders delivered by it to Administrative Agent, including, without limitation, completing any blanks contained in such letter and attaching exhibits thereto describing the relevant Collateral. Borrower hereby ratifies and confirms all that Administrative Agent shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interest of Administrative Agent in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligation remains outstanding or unpaid or any Commitment exists. The powers conferred on Administrative Agent by this appointment are solely to protect the interests of Administrative Agent and each of the Lenders under the Loan Documents and shall not impose any duty upon Administrative Agent to exercise any such powers. Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to any Loan Party or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct

4.05 Assignment of As-Extracted Collateral. Notwithstanding that, under the Mortgages, each Loan Party, as applicable, has granted a Lien in favor of Administrative Agent for the ratable benefit of the Lenders in all As-Extracted Collateral (as defined in Article 9 of the Uniform Commercial Code) accruing to the Mortgaged Properties:

(a) Until such time as an Event of Default shall have occurred and be continuing and Administrative Agent shall notify each Loan Party, as applicable, to the contrary, each Loan Party shall be entitled to receive from the purchasers or disbursers of its production all such As-Extracted Collateral and all proceeds thereof, subject however to the Liens created under the Mortgages, which Liens are hereby affirmed and ratified. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may deliver to the addressees the letters-in-lieu described in Section 4.04(a) above or other notices permitted under Article 9 of the Uniform Commercial Code and may exercise all rights and remedies granted under the Mortgages, including the right to obtain possession of all proceeds of As-Extracted Collateral then held by any Loan Party and to receive directly from the purchaser or disburser of production all other proceeds of As-Extracted Collateral.

(b) In no case shall any failure, whether purposed or inadvertent, by Administrative Agent to collect directly any such proceeds of runs constitute in any way a waiver, remission or release of any of its rights under the Mortgages, nor shall any release of any other proceeds of runs or of any rights of Administrative Agent to collect other proceeds of runs thereafter.

(c) Borrower will, and will cause its Subsidiaries to, upon the instruction of Administrative Agent join with Administrative Agent in notifying in writing and accompanied (if necessary) by certified copies of the Mortgages the purchasers or disbursers of production produced from the Mortgaged Properties of the existence of the Mortgages, and instructing that all proceeds of As-Extracted Collateral be paid directly to Administrative Agent for the ratable benefit of the Lenders.

4.06 Authorization to File Financing Statements. Borrower hereby authorizes, and shall cause each of its Subsidiaries to authorize, Administrative Agent to file, in any applicable jurisdiction where Administrative Agent deems it reasonably necessary, a financing statement or statements. At the request of Administrative Agent, Borrower will pay the cost of filing or recording this instrument, as a financing statement, in all public offices at any time and from time to time whenever filing or recording of any financing statement is deemed by Administrative Agent to be reasonably necessary or desirable.

ARTICLE V.

CONDITIONS PRECEDENT

5.01 Conditions of Initial Credit Extensions. The obligation of each Lender to amend and restate the Existing Credit Agreement and to make its initial Loan hereunder and the obligation of the Issuing Lender to issue its initial Letter of Credit hereunder are subject to the condition that Administrative Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to Administrative Agent and each Lender, and in sufficient copies for each Lender:

(a) Credit Agreement and Other Loan Documents. This Agreement, the Notes, the Security Documents, the Guaranties, if any, and such other Loan Documents made a part hereof to be executed and delivered at the Closing Date, executed by each party thereto, and where appropriate, properly acknowledged and notarized;

(b) Secretary’s Certificate. A certificate of the Secretary or Assistant Secretary of Borrower certifying as of the Closing Date: (i) resolutions of the Board of Representatives of Midstates Petroleum Holdings LLC, the sole member of Borrower, authorizing the transactions contemplated hereby; (ii) the names and genuine signatures of the Responsible Officers of Borrower authorized to execute, deliver and perform, as applicable, this Agreement, the Security Documents and all other Loan Documents to be delivered hereunder; (iii) the Organization Documents of Borrower as in effect on the Closing Date; (iv) the good standing certificate for Borrower in the State of Delaware as of a date no more than thirty (30) days prior to the Closing Date; and (v) as applicable, certificate(s) of authority for Borrower in the States of Texas and Louisiana evidencing such Loan Party’s qualification to do business in such state as of a date no more than thirty (30) days prior to the Closing Date;

(c) Financial Statement. Borrower’s (i) unaudited financial statements for the fiscal quarter ended June 30, 2010 and audited financial statements for the fiscal year ended December 31, 2009 and (ii) balance sheet dated as of the Closing Date giving pro forma effect to any Loans made under this Agreement on the Closing Date.

(d) Title. Borrower shall have evidence of title on at least eighty percent (80%) of the net present value of the Oil and Gas Properties covered by the Reserve Report delivered under Section 5.01(i)(v) reasonably satisfactory to Administrative Agent, and Administrative Agent shall be otherwise reasonably satisfied with Borrower’s compliance with applicable Environmental Laws;

(e) Payment of Fees. Payment by Borrower of all accrued and unpaid fees, costs and expenses owed pursuant to this Agreement and the Fee Letters to the extent then due and payable on the Closing Date, together with attorney costs of Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of attorney costs and filing fees as shall constitute Administrative Agent’s estimate of same incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent); including any such costs, fees and expenses arising under or referenced in Sections 2.06 and 12.04;

(f) Responsible Officer’s Certificate. A certificate executed by a Responsible Officer of Borrower stating that (i) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects as of the Closing Date (unless limited to an earlier date, in which case, true and correct in all material respects as of such earlier date), (ii) no Default or Event of Default has occurred which is continuing, and (iii) all conditions set forth in this Section 5.01 and Section 5.02 have been satisfied;

(g) Solvency Certificate. A certificate executed by a Responsible Officer of Borrower stating that after giving effect to this Agreement and the Equity Bridge Contribution Repayment, Borrower is Solvent;

(h) [Reserved].

(i) Other Documents. Each additional document, instrument, or item of information reasonably requested by Administrative Agent or any Lender, including without limitation:

(i) copies of UCC and other Lien searches on Borrower evidencing no prior Liens filed against Borrower or on the Collateral other than Permitted Liens;

(ii) certificates of insurance evidencing compliance with Section 7.06 of this Agreement;

(iii) a list of all Derivative Contracts to which Borrower is a party, specifying the counterparty, type of contract, the notional volumes or amounts, the tenor and pricing features;

(iv) opinions of counsel from (A) Vinson & Elkins LLP, special counsel of Borrower, and (B) Borrower’s Louisiana counsel in connection herewith, both such opinions in form and substance reasonably satisfactory to Administrative Agent; and

(v) copy of Borrower’s most recently prepared Reserve Report.

(j) Additional Conditions Precedent. Borrower shall, and shall cause its Subsidiaries to, deliver or cause to be delivered such additional documentation and such other conditions shall be satisfied as set forth on Appendix I.

5.02 Conditions to All Loans. The obligation of each Lender to make any Loan (including its initial Loans) and the obligation of the Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following additional conditions precedent on the relevant Borrowing Date:

(a) Administrative Agent shall have received a Notice of Borrowing;

(b) The representations and warranties in Article VI shall be true and correct in all material respects (except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct), on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date in which case they shall be true and correct in all material respects, except for representations and warranties already qualified by materiality or Material Adverse Effect, which shall be true and correct as of such earlier date); and

(c) No Default or Event of Default shall exist or shall result from such Borrowing.

Each Notice of Borrowing submitted by Borrower shall constitute a representation and warranty by Borrower, as of the date of each such notice and as of each Borrowing Date that the conditions in this Section 5.02 are satisfied.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and each of the Lenders that:

6.01 Corporate Existence and Power. Each Loan Party: (a) is validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as applicable; (b) has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business as currently conducted and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party except where the failure does not constitute a Default and could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign company and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license where a failure could result in a Material Adverse Effect; and (d) is in compliance in all material respects with all Requirements of Law, except where any non-compliance would not reasonably be expected to result in a Material Adverse Effect. Schedule 6.01 lists each Subsidiary of Borrower as of the Closing Date.

6.02 Corporate Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which such Person is a party, have been duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, and do not and will not: (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Requirement of Law.

6.03 Governmental Authorization. Except for recordations and filings related to the Security Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party.

6.04 Binding Effect. This Agreement and each other Loan Document to which each Loan Party is a party constitute the legal, valid and binding obligations of such Person to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05 Litigation. Except as disclosed on Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of Borrower, threatened, against any Loan Party, or any of its respective properties which, if determined adversely to such Person, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06 No Default. No Default or Event of Default exists or would be reasonably expected to result from the incurring of any Obligations by Borrower. As of the Closing Date, to the best of Borrower’s knowledge, no Loan Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

6.07 ERISA. As of the Closing Date, no Loan Party sponsors or maintains a Pension Plan or contributes to or has an obligation to contribute to a Multiemployer Plan.

6.08 Margin Regulations. The proceeds of the Loans shall be used solely for the purposes set forth in and permitted by Section 7.11. Borrower is not generally engaged in the business of purchasing or selling Margin Stock.

6.09 Title to Mortgaged Properties. Except as set forth in Schedule 6.05, each Loan Party has good and defensible title to its respective Oil and Gas Properties, subject to Permitted Liens, and has good title to all other Collateral and all other property necessary or used in the ordinary conduct of its business. As of the Closing Date, the property of Borrower is subject to no Liens, other than Permitted Liens.

6.10 Compliance with Laws and Obligations. Each Loan Party is in compliance with all laws applicable to either it or its Property and with all its material Contractual Obligations except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

6.11 Relationship of Loan Parties. The Loan Parties are engaged in related businesses and each Loan Party is directly and indirectly dependent upon each other Loan Party for and in connection with their business activities and their financial resources; and each Loan Party has determined, reasonably and in good faith, that such Loan Party will receive substantial direct and indirect economic and financial benefits from the extensions of credit made under this Agreement, and such extensions of credit are in the best interest of such Loan Party, having regard to all relevant facts and circumstances.

6.12 Gas Imbalances. As of the Closing Date, to Borrower’s knowledge, there are no outstanding gas imbalances, take or pay or other prepayments with respect to the Loan Parties’ Oil and Gas Properties in excess of 2% of the aggregate volume of Oil and Gas produced from such Oil and Gas Properties which would require any Loan Party to deliver Oil and Gas produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

6.13 Taxes. Each Loan Party has filed all tax returns and reports required to be filed, or extensions thereof, and has paid all taxes, assessments, fees and other governmental charges levied or imposed upon its or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with tax accounting principals on an accrual basis or where the failure to so pay could not reasonably be expected to have a Material Adverse Effect.

6.14 Financial Condition. Since the closing date of the most recent audited annual financial statement delivered to Administrative Agent and the Lenders and through the Closing Date, there has been no Material Adverse Effect.

6.15 Environmental Matters. Each Loan Party conducts in the ordinary course of business a review of its operations and its compliance with existing Environmental Laws, including such properties which it is acquiring or planning to acquire. To Borrower’s knowledge, (i) each Loan Party is in compliance with all Environmental Laws except where the failure to comply could not reasonably be expected to have a Material Adverse Effect and (ii) no Loan Party has any liability for any Environmental Claim which could reasonably be expected to have a Material Adverse Effect.

6.16 Regulated Entities. None of the Loan Parties or any Person controlling the Loan Parties, is an “Investment Company” within the meaning of the Investment Company Act of 1940. Borrower is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.17 Solvency. As of the Closing Date, Borrower is Solvent.

6.18 Subsidiaries/Investments. As of the Closing Date, Borrower has no direct Subsidiaries and owns no Equity Interests in any other Person other than as set forth on Schedule 6.01.

6.19 Insurance. Each Loan Party’s interest in its respective Oil and Gas Properties is insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where each Loan Party’s Mortgaged Properties are located.

6.20 Full Disclosure. To the best of Borrower’s knowledge, none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of each Loan Party in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of each Loan Party to Administrative Agent or any Lender prior to the Closing Date), taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; it being understood and agreed that for purposes of this Section 6.20, such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

6.21 No Default. Neither a Default nor an Event of Default has occurred and is continuing.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as the Issuing Lender or any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied:

7.01 Financial Statements. Borrower shall deliver to Administrative Agent:

(a) Within 120 days after the end of each fiscal year of Borrower, the annual consolidated financial statements of Borrower as of the end of each fiscal year, including the related balance sheet and statements of income, members’ equity and cash flows for such year, and applicable comparative financial statements for the previous fiscal year, together with an opinion from a recognized independent public accounting firm retained by Borrower and reasonably acceptable to Administrative Agent, without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, that such financial statements fairly present, in all material respects, the consolidated financial position and results of Borrower for the period indicated in accordance with GAAP; and

(b) Within 75 days after the end of each of the four fiscal quarters of Borrower, the unaudited quarterly consolidated balance sheets of Borrower as of the end of such quarter and the related statements of income, members’ equity and cash flows for the period then ended, certified by a Responsible Officer as fairly presenting, in all material respects, the consolidated financial position and results of Borrower for the period then ended, in accordance with GAAP, subject to year end adjustments and the absence of footnotes.

7.02 Certificates; Other Production and Reserve Information. Borrower shall furnish to Administrative Agent:

(a) as soon as available, but not later than the dates provided in Appendix I, Status Reports executed by a Responsible Officer in form reasonably acceptable to Administrative Agent, as of the last day of the reported periods;

(b) concurrently with the delivery of each of the statements and reports referred to in Sections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

(c) commencing as of the date set forth in Appendix I, and annually thereafter, as soon as available but in any event no later the date set forth on Appendix I of each year during the term of this Agreement, a Reserve Report prepared by an independent petroleum engineer selected by Borrower and reasonably acceptable to Administrative Agent covering the Oil and Gas Properties as of January 1 of such year, and commencing as of the date set forth in Appendix I, and annually thereafter, as soon as available but in any event no later than the date set forth on Appendix I of each year during the term of this Agreement, a Reserve Report prepared by Borrower’s in-house staff, in a format consistent with the independent consultant’s report, covering the Oil and Gas Properties as of July 1 of such year, and, as soon as available but in no event later than 60 days prior to any Special Borrowing Base Determination, a Reserve Report prepared by Borrower’s in-house staff, in a format consistent with the independent consultant’s report, covering the Oil and Gas Properties as of the date of such Special Borrowing Base Determination;

(d) promptly upon the reasonable request of Administrative Agent, subject to limitations on confidentiality, access to copies of all geological, engineering and related data contained in the Loan Parties’ files or readily accessible to the Loan Parties relating to the Oil and Gas Properties as may reasonably be requested; and

(e) promptly upon the request of Administrative Agent, such additional information regarding the business or financial affairs of the Loan Parties as the Lenders may from time to time reasonably request.

7.03 Notices. Borrower shall promptly notify Administrative Agent:

(a) of any Responsible Officer becoming aware of the occurrence of any Default or Event of Default;

(b) of any Responsible Officer becoming aware of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including any dispute, litigation, investigation or proceeding which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and

(c) of any material change in accounting policies or financial reporting practices by any Loan Party; and

(d) of the formation or acquisition by any Loan Party of any Subsidiary.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action, if any, the Loan Parties propose to take with respect thereto and at what time.

7.04 Preservation of Corporate Existence, Etc. Borrower shall, and shall cause its Subsidiaries to:

(a) preserve and maintain in full force and effect its legal existence, and maintain its good standing under the laws of its state or jurisdiction of incorporation or organization, as applicable, except, in each case, as otherwise permitted by Section 8.03; and

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary for the normal conduct of its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.05 Maintenance of Property. Borrower shall, and shall cause its Subsidiaries to, maintain and preserve all its property which is used or useful in, and material to, its business in good working order and condition, ordinary wear and tear excepted and shall use the reasonably prudent standard of care typical in the industry in the operation and maintenance of its Oil and Gas Properties.

7.06 Insurance. Borrower shall, and shall cause its Subsidiaries to, maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances which insurance shall name Administrative Agent, for the ratable benefit of the Lenders, as “additional insured” and as a “loss payee,” as applicable.

7.07 Payment of Obligations. Borrower shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all of its obligations and liabilities (except to the extent the same are subject to good faith disputes by such Loan Party), including: (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, having an outstanding aggregate principal amount of more than the Threshold Amount but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.08 Compliance with Laws. Borrower shall, and shall cause its Subsidiaries to, comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business except such as may be contested in good faith or as to which a bona fide dispute may exist and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.09 Inspection of Property and Books and Records. Borrower shall, and shall cause its Subsidiaries to, maintain proper books of record and account, in which, in all material respects, full, true and correct entries in conformity with GAAP on an accrual basis consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Borrower shall, and shall cause its Subsidiaries to, permit representatives of Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, to make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of such

Loan Party and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Person; provided, however, when an Event of Default exists Administrative Agent or any Lender may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

7.10 Environmental Laws. Borrower shall, and shall cause its Subsidiaries to, conduct its operations and keep and maintain its Oil and Gas Properties in compliance with all Environmental Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.11 Use of Proceeds. Borrower shall use the proceeds of the Loans and the Letters of Credit (a) for general corporate purposes of Borrower and its Subsidiaries; (b) to support the capital expenditure programs of Borrower and its Subsidiaries; (c) to finance the acquisition and development of Oil and Gas Properties; and (d) subject to Section 8.09(f), to make the Equity Bridge Contribution Repayment.

7.12 Further Assurances. Borrower shall, and shall cause its Subsidiaries to, promptly cure any defects in the creation and issuance of each Lender’s Note and the execution and delivery of this Agreement, the Security Documents, the Guaranties, if any, or any other instruments referred to or mentioned herein or therein to which such Person is a party. Borrower at its expense will promptly do all acts and things, and will execute and file or record, all instruments reasonably requested by Administrative Agent, to establish, perfect, maintain and continue the perfected security interests of Administrative Agent in or the Lien of Administrative Agent on the Collateral. Borrower will pay the reasonable costs and expenses of all filings and recordings and all searches deemed necessary by Administrative Agent to establish and determine the validity and the priority of the Liens created or intended to be created by the Security Documents; and Borrower shall, and shall cause its Subsidiaries to, satisfy all other claims and charges which in the reasonable opinion of Administrative Agent might prejudice, impair or otherwise affect any of the Collateral or any Lien thereon in favor of Administrative Agent for the benefit of the Issuing Lender and the Lenders.

7.13 Compliance with ERISA. If after the Closing Date any Loan Party sponsors or maintains a Pension Plan or has an obligation to make contributions to a Multiemployer Plan, Borrower shall, and shall cause its Subsidiaries to (a) maintain such Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law and (b) make all required contributions to such Pension Plan and to such Multiemployer Plan, but excluding any failures under (a) and (b) above that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.14 Subsidiary Guarantors. If, at any time after the Closing Date, Borrower shall determine that any Subsidiary is a Material Domestic Subsidiary, then Borrower shall cause each such Material Domestic Subsidiary to execute and deliver a Guaranty to Administrative Agent.

7.15 Accounts. The Loan Parties shall maintain with either Administrative Agent or the Lenders all operating and depository accounts in connection with the Loan Parties’ Principal Business.

7.16 Title Information.

(a) On or before the delivery to Administrative Agent of each Reserve Report required by Section 7.02(c), Borrower will deliver title information in form and substance reasonably acceptable to Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that Administrative Agent shall have received together with title information previously delivered to Administrative Agent, satisfactory title information on at least 80% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

(b) If Borrower has provided title information for additional properties under Section 7.16(a), Borrower shall, within 60 days of notice from Administrative Agent that title defects or exceptions exist with respect to such additional properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not Permitted Liens raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Permitted Liens having an equivalent value or (iii) deliver title information in form and substance acceptable to Administrative Agent so that Administrative Agent shall have received, together with title information previously delivered to Administrative Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c) If Borrower is unable to cure any title defect requested by Administrative Agent to be cured within the 60-day period or Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by Administrative Agent or the Required Lenders. To the extent that Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed (or if such title defect is incapable of being cured, upon notice of such title defect to Borrower) such unacceptable Mortgaged Property shall not count toward the 80% requirement, and Administrative Agent may send a notice to Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

ARTICLE VIII.

NEGATIVE COVENANTS

So long as Issuing Lender or any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied:

8.01 Limitation on Liens. Borrower agrees that it shall not, and shall cause its Subsidiaries to not, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Closing Date securing Indebtedness outstanding on such date described on Schedule 8.01(a) or Appendix I of this Agreement or described as a “Permitted Lien” under any Security Document;

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07 or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto with adequate reserves set aside therefor;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business securing obligations which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) easements, rights-of-way, restrictions, defects or other exceptions to title and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, are not incurred to secure Indebtedness, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of such Loan Party’s businesses;

(g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by such Loan Party, and (ii) such Loan Party maintains (subject to such right of set off) dominion and control over such account(s), and (iii) such deposit account is not intended by Borrower to provide cash collateral to the depository institution;

(h) any usual and customary Liens arising under Oil and Gas leases for royalty payments not yet due and payable and reciprocal liens arising under operating agreements for joint interest billings not yet due and payable or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto with adequate reserves set aside therefor;

(i) Liens securing indebtedness under Section 8.05(j) and any Permitted Refinancing Debt in connection therewith provided that any such Permitted Refinancing Debt is not secured by any additional or different property not securing the Refinanced Debt;

(j) Liens on fixed or capital assets (including office equipment, data processing equipment and motor vehicles) acquired, constructed or improved by Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 8.05(b), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of Borrower or any other Subsidiaries (other than proceeds and accessions and additions to such property);

(k) Liens securing insurance premium financing permitted under Section 8.05(m) under customary terms and conditions, provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto; and

(l) Liens on property not constituting Oil and Gas Properties classified as Proved Reserves and not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to Borrower and all Subsidiaries) one percent (1%) of the then effective Borrowing Base at any one time.

8.02 Disposition of Assets. Borrower agrees that it shall not, and shall cause its Subsidiaries to not, directly or indirectly enter into any agreement to sell, assign, farm-out, convey or otherwise transfer any Oil and Gas Property included in the most recently delivered Reserve Report or any other asset constituting Collateral except for (a) the sale of hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts; (c) the sale or transfer of equipment and other property that is obsolete or no longer necessary for the business of such Loan Party or is replaced by equipment of at least comparable value and use; (d) the sale or other disposition (including casualty events) of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties; provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other disposition (as such value is reasonably determined by Borrower and certified in a certificate of a Responsible Officer of Borrower), (iii) if such sale or other disposition (whether individually or in the aggregate with all related sales and dispositions) during any period between two successive Scheduled Borrowing Base Determinations has a fair market value in excess of one percent (1%) of the then effective Borrowing Base, Borrow shall provide Administrative Agent ten (10) Business Days advance notice of such sale or disposition, (iv) if such sale or other disposition results in the Combined Disposition/Derivative Threshold being exceeded, the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Property in the most recently delivered Reserve Report and the net cash proceeds from such sale or disposition shall be applied within one (1) Business Day following the consummation of such sale or disposition to any Borrowing Base deficiency that results from the Borrowing Base being reduced due to such sale or disposition, (v) if such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary and (vi) no Default or Event of Default exists or would result from such sale or other disposition; (e) sales and other dispositions of Properties not regulated by Section 8.02(a) through (d) having a fair market value not to exceed $5,000,000 during any 12-month period; (f) Liens permitted by Section 8.01, Investments permitted by Section 8.04 and Restricted Payments permitted by Section 8.09; (g) sales and other dispositions of property from any Loan Party to another Loan Party; and (h) sales or discounts of overdue accounts receivable in the ordinary course of business, in connection with the compromise or collection thereof, and not in connection with any financing transaction.

8.03 Consolidations and Mergers. Neither Borrower nor any Subsidiary will acquire all or substantially all the assets of any other Person, or merge into or with or consolidate with any other Person unless (a) Borrower or such Subsidiary shall be the surviving entity in such transaction; (b) substantially all of the assets of such Person shall be related to Borrower’s Principal Business (c) after giving effect to such transaction, the Loan Parties comply with Section 8.10; (d) before and after giving effect to such transaction there is no Default or Event of Default, including under Section 9.01 (financial covenants); and (e) if the acquired Person is a Material Domestic Subsidiary, such Person will become a Guarantor under Section 7.14. Notwithstanding anything herein to the contrary, (i) any Subsidiary may dispose of its assets or properties to Borrower or to another Subsidiary, (ii) dispositions permitted by Section 8.02 may be made and (iii) any Investment permitted by Section 8.04 may be structured as a merger, consolidation or amalgamation.

8.04 Loans and Investments. Borrower agrees that it shall not, and shall cause its Subsidiaries to not, purchase or acquire or make any commitment for any Equity Interest of any Person or make any advance, loan or extension of credit or capital contribution to or any other investment in any Person, except for:

(a) investments in Cash Equivalents;

(b) accounts or notes receivable arising from the grant of trade credit in the ordinary course of business;

(c) investments (i) made by Borrower in or to the Guarantors, (ii) made by any Guarantor in or to Borrower or any other Guarantor, (iii) made by any Subsidiary in or to Borrower or any Guarantor, (iv) in Equity Interests of Persons who after giving effect to such investment become Subsidiaries, so long as before and after giving effect to such investment (1) the Loan Parties comply with Section 8.10, (2) before and after giving effect to such transaction there is no Default or Event of Default, including under Section 9.01 (financial covenants), and (3) if the acquired Person is a Material Domestic Subsidiary, such Person will become a Guarantor under Section 7.14, and (v) made by Borrower or any Subsidiary in or to any foreign

Subsidiary in an aggregate amount at any one time outstanding not to exceed three percent (3%) of the net present value of the proven Oil and Gas Properties of the Loan Parties in the most recently delivered Reserve Report;

(d) investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by Borrower or a Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged in a Principal Business and (ii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate, at any time outstanding an amount equal to $2,000,000;

(e) investments in direct ownership interests in additional Oil and Gas Properties, related Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;

(f) loans or advances to employees, officers or directors in the ordinary course of business of Borrower or any of its Subsidiaries, in each case only as permitted by applicable law, but in any event not to exceed $200,000 in the aggregate at any time;

(g) investments received in settlement of debts arising from investments permitted under this Section 8.04 owing to Borrower or any Subsidiary received as satisfaction or potential satisfaction of such debts or as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of Borrower or any of its Subsidiaries;

(h) any investment permitted by Section 8.03 or arising out of transactions permitted under Section 8.11;

(i) other investments not to exceed, in the aggregate, at any time $2,000,000;

(j) loans or advances to employees, officers or directors of Borrower, for the purpose of purchasing Equity Interest in Borrower, not to exceed $2,500,000 in the aggregate at any time; and

(k) other investments in an amount not to exceed the Available Amount.

8.05 Limitation on Indebtedness. Borrower agrees that it shall not, and shall cause its Subsidiaries to not, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) Indebtedness incurred pursuant to the Loan Documents;

(b) Indebtedness under Capital Leases and purchase money Indebtedness not to exceed $1,000,000 in the aggregate outstanding at any one time;

(c) Indebtedness associated with any Surety Instrument required by Requirements of Law in connection with the operation of the Oil and Gas Properties;

(d) intercompany Indebtedness between Borrower and any of its Subsidiaries or between Subsidiaries to the extent permitted by Section 8.04(c); provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than Borrower or one of its wholly-owned Subsidiaries, and, provided further, that any such Indebtedness owed by either Borrower or a Guarantor shall be subordinated to the Obligations on terms set forth in the Guaranty;

(e) endorsements of negotiable instruments for collection in the ordinary course of business and Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(f) Indebtedness of Borrower owing to any Equity Interest holder of Borrower that is a Permitted Holder (“Capital Debt”) that (i) is unsecured, (ii) is fully subordinated in right of payment and liquidation to the Obligations on written terms reasonably acceptable to Administrative Agent, (iii) has a scheduled maturity date that is no earlier than one year after the Stated Maturity Date, (iv) does not provide for scheduled or mandatory prepayments, redemptions, repayments, or defeasance of principal for any consideration on any date prior to one year after the Stated Maturity Date, (v) does not provide for any payments of interest (other payments made with common Equity Interests of Borrower and payments made in kind by adding to the principal thereof) on any date prior to one year after the Stated Maturity Date, (vi) does not (1) have any financial covenants or any other affirmative or negative covenants that are more restrictive than under this Agreement and (2) contain cross defaults to or for any other Debt, (vii) does not have any restriction on the ability of Borrower or any of its Subsidiaries to amend, modify or otherwise supplement this Agreement or the other Loan Documents, (viii) does not have any restrictions on the ability of Borrower or any of its Subsidiaries to guarantee the Obligations or pledge assets as collateral security for the Indebtedness, (ix) is not guaranteed by any Subsidiary of Borrower, (x) is not assignable or transferable to any Person who is not a Permitted Holder and (xi) any Permitted Refinancing Debt in respect thereof;

(g) Guaranty Obligations in respect of Indebtedness of Borrower or such Subsidiary otherwise permitted hereunder;

(h) unsecured Indebtedness of any Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Subsidiary (or is a Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to the assets that are acquired by Borrower or any Subsidiary, in each case after the Closing Date; provided that (1) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (2) such Indebtedness is not guaranteed in any respect by Borrower or any Subsidiary (other than any such Person that so becomes a Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries) and (3) no Default or Event of Default would result from the incurrence of such Indebtedness;

(i) current liabilities, taxes and assessments incurred in the ordinary course of business;

(j) Indebtedness secured by a Lien that is subordinated to the Lien securing the Obligations in an aggregate amount not to exceed the greater of (i) $25,000,000 and (ii) 20% of the Borrowing Base as redetermined by the Lenders pursuant to Section 2.04 prior to the issuance, incurrence or assumption of such Indebtedness, so long as (1) such debt is subject to an intercreditor agreement containing terms and conditions reasonably satisfactory to the Majority Lenders, (2) Borrower is in compliance with its financial covenants after giving effect to the incurrence of such Indebtedness and (3) the net cash proceeds from the incurrence of such Indebtedness are applied within one (1) Business Day following the incurrence of such Indebtedness to any Borrowing Base deficiency that results from the Borrowing Base being reduced due to the incurrence of such Indebtedness, and any Permitted Refinancing Debt in respect thereof;

(k) unsecured Indebtedness, so long as (i) Borrower is in compliance with its financial covenants after giving effect to the incurrence of such Indebtedness, (ii) the Borrowing Base is automatically reduced by an amount equal to 25% of the face value of such Indebtedness upon its incurrence and (iii) the net cash proceeds from the issuance of such Indebtedness are applied within one (1) Business Day following the incurrence of such Indebtedness to any Borrowing Base deficiency that results from the Borrowing Base being reduced due to the incurrence of such Indebtedness, and any Permitted Refinancing Debt in respect thereof;

(l) Indebtedness of Borrower existing on the date hereof that is reflected in the financial statements delivered pursuant to Section 5.01(c)(i), and any Permitted Refinancing Debt in respect thereof;

(m) Indebtedness in respect of insurance premium financing for insurance being acquired or maintained by Borrower or any Subsidiary under customary terms and conditions not to exceed annual premium amounts; and

(n) other Indebtedness not to exceed $2,000,000 in the aggregate at any one time outstanding.

8.06 Transactions with Affiliates. Borrower agrees that it shall not, and shall cause its Subsidiaries to not, enter into any transaction with or make any payment or transfer to any Affiliate of Borrower, except in the ordinary course of business and upon fair and reasonable terms no less favorable to such Person than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower; provided that the foregoing restriction shall not apply to (a) transactions between or among Loan Parties; (b) Restricted Payments permitted by Section 8.09, and (c) any transactions listed on Schedule 8.06.

8.07 Margin Stock. Borrower shall not use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock.

8.08 Contingent Obligations. Borrower agrees that it shall not, and shall cause its Subsidiaries to not, create, incur, assume or suffer to exist any Contingent Obligations except:

(a) endorsements for collection or deposit in the ordinary course of business;

(b) obligations under plugging bonds, performance bonds and fidelity bonds issued for the account of such Loan Party’s obligations to indemnify or make whole any surety and similar agreements incurred in the ordinary course of business;

(c) this Agreement, Derivative Contracts permitted or required pursuant to Section 8.12 with any Acceptable Counter-party; and

(d) obligations under transportation contracts, joint operating agreements, farm-in agreements and other similar agreements typical in the Oil and Gas industry.

8.09 Restricted Payments. Borrower agrees that it shall not, and shall cause its Subsidiaries to not, purchase, redeem or otherwise acquire for value any of its Equity Interests and will not declare or pay any dividend or distribution, or make any distribution of assets or property to its shareholders (collectively “Restricted Payments”); except:

(a) Borrower may declare and make dividends or distributions with respect to its Equity Interests payable solely in additional membership interests of its Equity Interests;

(b) Borrower may declare and make distributions to its members in an amount not in excess of the cumulative amount of federal, state and local income taxes (including any applicable estimated taxes and assuming each member were an individual subject to tax at the highest marginal tax rate imposed by a resident in New York, New York) resulting solely from their direct or indirect ownership interests in Borrower, in accordance with the terms of the Organization Documents of Borrower and Midstates Petroleum Holdings LLC as in effect on the Closing Date;

(c) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(d) any Subsidiary may make Restricted Payments to Borrower or any Guarantor;

(e) Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Borrower and its Subsidiaries in effect as of the Closing Date;

(f) Borrower may make Restricted Payments constituting the Equity Bridge Contribution Repayment, so long as at the time of distribution and after giving pro forma effect thereto (i) the Available Commitment will exceed the greater of $15,000,000 and ten percent (10%) of the Borrowing Base and (ii) no Default or Event of Default exists; and

(g) Borrower may pay dividends or make distributions using the proceeds of Available Amount.

8.10 Change in Business. Borrower shall not engage in any business or activity other than the Principal Business and any activities reasonably incidental thereto.

8.11 Prepayment or Redemption of Other Indebtedness. Borrower shall not, nor will it permit any of its Subsidiaries to, optionally prepay, redeem, repurchase or defease all or any portion of any Capital Debt or Indebtedness permitted under Section 8.05(j) or (k), except that Borrower may prepay any such Indebtedness:

(a) using proceeds of the Available Amount or any offering of Equity Interests of Borrower;

(b) with the proceeds of Permitted Refinancing Debt incurred to refinance such Indebtedness;

(c) by converting such Indebtedness into Equity Interests of Borrower; and

(d) if, after giving pro forma effect to such prepayment, redemption, repurchase or defeasance and any concurrent incurrence of Indebtedness with respect thereto, Borrower’s ratio of Indebtedness to EBITDA does not exceed 3.50 to 1.00, no Default or Event of Default exists or would result, and the Available Commitment exceeds the greater of $15,000,000 and ten percent (10%) of the Borrowing Base

8.12 Derivative Contracts. Borrower shall not and shall not permit any Subsidiaries to enter into or in any manner be liable under any Derivative Contracts except:

(a) Derivative Contracts entered into with the purpose and effect of hedging prices on Oil and Gas attributable to the Oil and Gas Properties and expected to be produced by Borrower and its Subsidiaries provided that at all times: (1) such Derivative Contracts limit or reduce such market price risk for a term of no more than forty-eight (48) months; (2) the notional volumes of such Derivative Contracts for Oil, when aggregated with all Derivative Contracts for Oil permitted under this Section 8.12(a) then in effect (other than (i) put option contracts that are not related to corresponding calls, collars or swaps, and (ii) basis differential swaps on volumes already hedged pursuant to other Derivative Contracts), do not exceed (x) for the period of twenty-four (24) months following the execution of such Derivative Contract the lesser of current production and total internally forecasted production for such hedged month, (y) for the period of twenty-five (25) to thirty-six (36) months following the execution of such Derivative Contract the lesser of seventy-five percent (75%) of current production and seventy-five percent (75%) of total internally forecasted production for such hedged month and (z) for the period of thirty-seven (37) to forty-eight (48) months following the execution of such Derivative Contract the lesser of fifty percent (50%) of current production and fifty percent (50%) of total internally forecasted production for such hedged month; (3) the notional volumes of such Derivative Contracts for Gas, when aggregated with all Derivative Contracts for Gas permitted under this Section 8.12(a) then in effect (other than (i) put option contracts that are not related to corresponding calls, collars or swaps, and (ii) basis differential swaps on volumes already hedged pursuant to other Derivative Contracts), do not exceed, (x) for the period of twenty-four (24) months following the execution of such Derivative Contract the lesser of current production and total internally forecasted production for such hedged month, (y) for the period of twenty-five (25) to thirty-six (36) months following the execution of such Derivative Contract the lesser of seventy-five percent (75%) of current production and seventy-five percent (75%) of total internally forecasted production for such hedged month and (z) for the period of thirty-seven (37) to forty-eight (48) months following the execution of such Derivative Contract the lesser of fifty percent (50%) of current production and fifty percent (50%) of total internally forecasted production for such hedged month; (4) the notional volumes of such Derivative Contracts for Natural Gas Liquids (“NGL’s”), when aggregated with all Derivative Contracts for NGL’s permitted under this Section 8.12(a) then in effect (other than (i) put option contracts that are not related to corresponding calls, collars or swaps, and (ii) basis differential swaps on volumes already hedged pursuant to other Derivative Contracts), do not exceed, (x) for the period of twenty-four (24) months following the execution of such Derivative Contract the lesser of current production and total internally forecasted production for such hedged month, (y) for the period of twenty-five (25) to thirty-six (36) months following the execution of such Derivative Contract the lesser of seventy-five percent (75%) of current production and seventy-five percent (75%) of total internally forecasted production for such hedged month and (z) for the period of thirty-seven (37) to forty-eight (48) months following the execution of such Derivative Contract the lesser of fifty percent (50%) of current production and fifty percent (50%) of total internally forecasted production for such hedged month; (5) no such contract with a counter-party other than a Lender or its Affiliate or a party who was a Lender or its Affiliate at the time such Derivative Contract was entered into requires Borrower to put up assets, letters of credit or any other security against the event of its nonperformance prior to actual default by Borrower in performing obligations thereunder; and (6) each such contract shall be with an Acceptable Counter-party.

(b) Derivative Contracts with an Acceptable Counter-party entered into to hedge or manage the interest rate exposure on a principal amount of Indebtedness of Borrower or any Subsidiary not to exceed 100% of the then outstanding Loan principal amount and not for speculative purposes and no such contract with a counter-party other than a Lender or its Affiliate or a party who was a Lender or its Affiliate at the time such Derivative Contract was entered into requires Borrower to put up assets, letters of credit, or any other security against the event of its nonperformance prior to actual default by Borrower in performing obligations thereunder.

(c) In the event Borrower enters into a Derivative Contract with any of the Lenders or any Affiliate of the Lenders, the Contingent Obligation evidenced under such Derivative Contract shall not be applied against such Lender’s Commitment nor against the Effective Amount. Any Indebtedness to any Lender Derivative Party incurred under any Derivative Contract, but only such obligations to the extent arising from transactions entered into at the time that such Lender Derivative Party was a Lender (or an Affiliate of a Lender) under this Agreement, shall be treated as an Obligation pari passu and secured pro rata under the Security Documents with all Obligations otherwise incurred hereunder or under the other Loan Documents and Borrower covenants and agrees that payment on each and all of such Derivative Contracts shall be secured by liens on the Collateral under the Security Documents.

(d) If Borrower assigns, terminates, sells or unwinds any commodity-price Derivative Contract and the effect of such action (when taken together with any other commodity-price Derivative Contracts executed contemporaneously with the taking of such action) has the effect of canceling its positions under such commodity-price Derivative Contracts and results in the Combined Disposition/Derivative Threshold being exceeded, then (i) it shall provide notice thereof to Administrative Agent, and (ii) concurrently with such notice the Required Lenders shall have the right to adjust the Borrowing Base in an amount determined by the Required Lenders to be equal to the impact of the cancellation of such position on the Borrowing Base, in accordance with their usual and customary policies and procedures for extending credit to Oil and Gas reserve-based customers. Until such time as the Borrowing Base is redetermined or Administrative Agent advises Borrower that the Borrowing Base will not be modified, Borrower shall retain funds in an amount equal to the proceeds, if any, attributable to the sale, termination, assignment or unwind of such Derivative Contract. In the event that the Borrowing Base is redetermined causing the Effective Amount to exceed the redetermined Borrowing Base, Borrower shall promptly make a prepayment of the deficiency amount.

8.13 Sales and Leasebacks. Neither Borrower nor any Subsidiary will enter into any arrangement, directly or indirectly, with any Person whereby Borrower or any Subsidiary shall sell or transfer any of its property, whether now owned or hereafter acquired, and whereby Borrower or any Subsidiary shall then or thereafter rent or lease as lessee such property or any part thereof or other Property which Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred which would cause the aggregate amount of all payments made by Borrower and its Subsidiaries pursuant to all such arrangements to exceed $2,000,000 in any period of twelve (12) consecutive calendar months during the life of such arrangements.

8.14 Limitations on Leases. Neither Borrower nor any Subsidiary will create, incur, assume or permit to exist any obligation for the payment of rent or hire of property of any kind whatsoever (real or personal, but excluding Capital Leases, leases of Hydrocarbon Interests, and other leases of oil and gas field equipment entered into in the ordinary course of business), under leases or lease agreements which would cause the aggregate amount of all payments made by Borrower and its Subsidiaries pursuant to all such lease or lease agreements to exceed $2,000,000 in any period of twelve (12) consecutive calendar months during the life of such leases.

8.15 Subsidiaries. Borrower shall not, and shall not permit any Subsidiary to, create any additional Subsidiaries unless Borrower gives Administrative Agent written notice thereof and, if such Subsidiary is a Material Domestic Subsidiary, such Subsidiary becomes a Guarantor.

8.16 Negative Pledge Agreements. Neither Borrower nor any Subsidiary will create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its property in favor of Administrative Agent or restricts any Subsidiary from paying dividends to Borrower, or which requires the consent of or notice to other Persons in connection therewith, other than: (a) this Agreement and the Security Documents; (b) instruments creating or governing Capital Lease Obligations, purchase money obligations or other secured Indebtedness permitted by this Agreement, but then only on the asset subject of such Capital Lease, purchase money obligation or Indebtedness; and (c) customary non-assignment provisions or restrictions in easements, leases and other contracts, in each case entered into in the ordinary course of business, to the extent such provisions restrict the transfer or assignment thereof.

8.17 Take-or-Pay or Other Prepayments. Borrower will not permit to exist any gas imbalances, take or pay or other prepayments with respect to the Loan Parties’ Oil and Gas Properties in excess of 2% of the aggregate volume of Oil and Gas produced from such Oil and Gas Properties which would require any Loan Party to deliver Oil and Gas produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

ARTICLE IX.

FINANCIAL COVENANTS

So long as Issuing Lender or any Lender shall have any Commitment hereunder, or any Loan or Obligation shall remain unpaid or unsatisfied, unless Issuing Lender and the Lenders waive compliance in writing:

9.01 Financial Covenants. Borrower shall maintain and comply with such financial covenants as required under Appendix II.

ARTICLE X.

EVENTS OF DEFAULT

10.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay, when and as required to be paid herein, any amount of principal or interest of any Loan or any amount of principal under any Matured LC Obligation, or fails to pay within five (5) Business Days of when due any fee or other amount payable hereunder or under any other Loan Document; or

(b) Representation or Warranty. Any representation or warranty by any Loan Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any Loan Party or any Responsible Officer, furnished at any time under this Agreement or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c) Specific Defaults. Any Loan Party fails to perform, observe or comply with any term, covenant or agreement applicable to such Loan Party, contained in any of Section 7.03(a), Article VIII or Article IX; or

(d) Cross-Default. Any Loan Party (except with regard to Indebtedness or Contingent Obligations that are the subject of good faith disputes) (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness having an aggregate outstanding principal amount of more than the Threshold Amount and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform, observe or comply with any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity; or (iii) any counterparty invokes an early termination as the result of a default or event of default under any Derivative Contract with Borrower or its Subsidiaries and the net liabilities of Borrower thereunder exceed the Threshold Amount; or

(e) Other Defaults. Any Loan Party fails to perform, observe or comply with any other term or covenant applicable to such Loan Party contained in this Agreement or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to Borrower by Administrative Agent; or

(f) Insolvency; Voluntary Proceedings. Any Loan Party (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against all or a substantial part of any Loan Party’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Loan Party admits the material allegations of a petition against it or any of its Subsidiaries in any Insolvency Proceeding, or an order for relief is ordered in any Insolvency Proceeding; or (iii) any Loan Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h) Judgments. One or more judgments, orders, decrees or arbitration awards is entered against any Loan Party involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions in excess of the Threshold Amount, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(i) Change of Control. There occurs a Change of Control.

(j) Invalidity of Loan Documents. The Loan Documents, or any of them, after delivery thereof, or any intercreditor agreement required under Section 8.05, shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or, with respect to the Security Documents, cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby having a book value (or in the case of Oil and Gas Properties a present value utilizing a 9% annual discount rate) in excess of 1% of the then effective Borrowing Base, except to the extent permitted by the terms of this Agreement or any Loan Document and except to the extent any such matters are cured within thirty (30) days of notice by Administrative Agent to Borrower, or any Loan Party shall so state in writing.

10.02 Remedies. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may with the consent of, the Majority Lenders’:

(a) declare the Commitments to be terminated; and

(b) exercise all rights and remedies available to it under the Loan Documents or applicable law and without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties; provided, however, that upon the occurrence of any event specified in Section 10.01(f) or (g) with respect to Borrower, the obligation of the Lenders to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lenders.

10.03 Set-off. In addition to any rights and remedies of Administrative Agent, Issuing Lender or any Lender provided by law, if an Event of Default exists, the Lenders are authorized, and may instruct Administrative Agent to, at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by each Loan Party to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, any Lender to or for the credit or the account of any Loan Party against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Upon the occurrence of any Event of Default, Administrative Agent or any Lender is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to any Loan Party, any and all items hereinabove referred to against the Obligations then due and payable. Each Lender agrees promptly to notify Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding anything herein to the contrary, there shall be no right of set-off with respect to amounts held in revenue accounts established by any Loan Party attributable to third party working interest or royalty interest owners.

10.04 Payments Set Aside. To the extent that any Loan Party makes a payment to Administrative Agent for the benefit of the Lenders or to any Lender, or Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

10.05 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE XI.

ADMINISTRATIVE AGENT

11.01 Appointment and Authorization.

(a) Each Lender hereby irrevocably (subject to Section 11.09) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall have only such duties or responsibilities, as expressly set forth herein, Administrative Agent shall not have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent.

(b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as Administrative Agent may agree at the request of any of the Lenders to act for such Issuing Lender with respect thereto; provided, however, that the Issuing Lender shall have all of the benefits and immunities (i) provided to Administrative Agent in this Article XI with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent,” as used in this Article XI, included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Lender.

11.02 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

11.03 Liability of Administrative Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders or any Affiliate of any Lender for any recital, statement, representation or warranty made by any Loan Party or any Affiliate of a Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness (other than such Agent-Related Person’s own due execution and delivery), genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate of any Loan.

11.04 Reliance by Administrative Agent.

(a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, electronic mail, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders and their Affiliates against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Article V, each Lender that has made available to Administrative Agent its Pro Rata Share of the initial Loan or subsequent Loan, as the case may be, shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender as a condition precedent to such initial Loan or subsequent Loan, as applicable.

11.05 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify the Lenders of its receipt of any such notice. Subject to Section 11.04(a), Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Lenders in accordance with Article X; provided, however, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

11.06 Credit Decisions. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Loan Parties which may come into the possession of any of the Agent-Related Persons.

11.07 INDEMNIFICATION. Whether or not the transactions contemplated hereby are consummated, the Lenders and any Affiliates of the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Loan Parties and without limiting the obligation of the Loan Parties to do so), pro rata according to each respective Lender’s Pro Rata Share, each Agent-Related Person from and against any and all Indemnified Liabilities INCLUDING SUCH INDEMNIFIED LIABILITIES AS MAY ARISE OR BE CAUSED BY THE NEGLIGENCE, SOLE, JOINT, CONCURRENT, COMPARATIVE OR OTHERWISE OF SUCH AGENT-RELATED PERSONS; provided, however, that no Lender shall be liable for the payment to any Agent-Related Persons of any portion of such Indemnified Liabilities to the extent the same arise from (a) the gross negligence or willful misconduct of any Agent-Related Person or (b) a claim or action asserted by one or more other

Agent-Related Persons. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

11.08 Administrative Agent in Individual Capacity. Administrative Agent, in its individual capacity, may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties of any Affiliate thereof as though Administrative Agent were not Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Administrative Agent or its Affiliates may receive information regarding the Loan Parties (including information that may be subject to confidentiality obligations in favor of the Loan Parties) and acknowledge that the Agent-Related Persons shall be under no obligation to provide such information to them. With respect to its Loans, Administrative Agent, in its individual capacity as a Lender, shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent or the Issuing Lender.

11.09 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If Administrative Agent resigns under this Agreement, the Lenders shall appoint from among the Lenders a successor administrative agent in the same capacity as the retiring Administrative Agent for the Lenders. If no successor administrative agent is appointed prior to the effective date of the resignation of such retiring Administrative Agent, such retiring Administrative Agent may appoint, after consulting with the Lenders, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent in the same capacity as the retiring Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent shall either withdraw its resignation or may appoint as a successor administrative agent a commercial bank organized under the laws of the United States of America or of any State thereof having a commercial capital surplus of at least $500,000,000.

11.10 Authority of Administrative Agent to Release Collateral and Liens. Each Lender and the Issuing Lender hereby authorizes Administrative Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Lender hereby authorizes Administrative Agent to execute and deliver to Borrower, at Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 8.02.

ARTICLE XII.

MISCELLANEOUS

12.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by Administrative Agent at the written request of the Majority Lenders) and the Loan Parties and acknowledged by Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, modification, termination or consent shall, unless in writing and signed by all of the Lenders and the Loan Parties and acknowledged by Administrative Agent, do any of the following:

(a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.02), or increase the maximum amount of Letters of Credit;

(b) postpone the final maturity of any Loan, or postpone or delay any date fixed by this Agreement or any Loan Document for the payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document; provided that a Scheduled Borrowing Base Determination may be postponed by the Required Lenders;

(c) reduce the principal of, or the rate of interest specified herein on any Loan or any fees or other amounts payable hereunder or under any other Loan Document (other than as a result of waiving the applicability of any post-default increases in interest rates);

(d) change the definition of Majority Lenders, Required Lenders, the Pro Rata Shares or change, in any manner, the percentage of the Lenders required to take any action under this Agreement;

(e) amend this Section 12.01 or any provision of this Agreement, which, by its terms, expressly requires the approval or concurrence of each Lender directly affected thereby;

(f) release all, or substantially all, of the Collateral (except for releases in connection with dispositions of assets which are permitted hereunder); or

(g) reduce the amount or postpone the due date of any amount payable in respect of, or extend the required expiration date of, any Letter of Credit, or change, in any manner, the obligations of the Lenders relating the purchase of Participations in Letters of Credit; or

(h) increase the Borrowing Base pursuant to Section 2.04, provided, the Required Lenders may maintain or decrease the Borrowing Base pursuant to Section 2.04.

In addition, it is further provided that (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 5.01 shall be effective only if evidenced by a writing signed by or on behalf of all of the Lenders, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender affect the rights or duties of the Issuing Lender under this Agreement or any LC Related Document, and (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent or the Swingline Lender affect the rights or duties of Administrative Agent or the Swing Line Lender under this Agreement or any other Loan Document.

12.02 Notices.

(a) Subject to the limitations set forth in Section 12.02(d) below, Borrower is authorized to receive on behalf of all Loan Parties all notices to any Loan Party from Administrative Agent or any Lender at the address, facsimile number and electronic mail address for Borrower set out on Appendix I; and all notices to Administrative Agent or any Lender shall be sent to Administrative Agent or such Lender, as the case may be, at Administrative Agent’s or such Lender’s respective address, facsimile number and electronic mail address set forth on Appendix I.

(b) All notices, requests, consents and other communications required or permitted hereunder or under any other Loan Document shall be in writing and mailed, faxed, delivered, or (subject to Section 12.02(d) below) transmitted by electronic mail, to the address, facsimile number, or electronic mail address specified for notices; or, as directed to Borrower, the Lenders or Administrative Agent, to such other address as shall be designated by such Person in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to Borrower, the Lenders and Administrative Agent.

(c) All such notices, requests, consents and communications shall be deemed to be given or made, and shall be effective, upon the earlier to occur of (i) actual receipt by the intended recipient or (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient or an authorized representative of such recipient; (B) if delivered by mail, the third Business Day after the date on which such mail, postage prepaid was deposited in the U.S. mail; (C) if delivered by facsimile, when transmitted in legible form by facsimile machine; and (D) if delivered by electronic mail or via internet or intranet websites (which form of delivery is subject to the provisions of Section 12.02(d) below), when delivered; provided, however, that notice and other communications to Administrative Agent or any Lender pursuant to Article II or Article X shall not be effective until actually received by Administrative Agent or such Lender.

(d) Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties hereto, and shall not be recognized for any other purpose.

(e) Any agreement of Administrative Agent and the Lenders herein to receive certain notices by telephone, electronic mail, or facsimile is solely for the convenience and at the request of the Loan Parties. Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by such Loan Party to give such notice and Administrative Agent and the Lenders shall not have any liability to Borrower or other Loan Party on account of any action taken or not taken by Administrative Agent or any Lender in reliance upon such telephonic or facsimile notice. The obligation of Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

12.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.04 Costs and Expenses. Borrower shall:

(a) whether or not the transactions contemplated hereby are consummated, pay or reimburse Administrative Agent within five (5) Business Days after demand (or on the Closing Date if sooner) for all reasonable costs and expenses incurred by Administrative Agent in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including attorney costs incurred by Administrative Agent with respect thereto; and

(b) pay or reimburse Administrative Agent within five (5) Business Days after demand for all costs and expenses (including attorney costs) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

12.05 INDEMNITY. Whether or not the transactions contemplated hereby are consummated, the Loan Parties, jointly and severally, shall indemnify and hold Administrative Agent, the Agent-Related Persons, the Issuing Lender, the Swing Line Lender, each Lender, and each of its Affiliates, officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including attorneys’ fees and expenses) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, and the termination, resignation or replacement of Administrative Agent or the replacement of any Lender), be imposed on, incurred by or asserted against any Indemnified Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARISE OUT OF OR AS A RESULT OF ANY INDEMNIFIED PERSON’S NEGLIGENCE IN WHOLE OR IN PART, INCLUDING, WITHOUT LIMITATION, THOSE CLAIMS WHICH RESULT FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PERSON, OR ANY ONE OR MORE OF THEM, provided, that no Loan Party shall have any obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent same arise from the gross negligence or willful misconduct of such Indemnified Person as determined by a final judgment rendered by a court of competent jurisdiction, or that arise solely by reason of claims among Indemnified Persons; provided, however, no indemnity shall be afforded under this Section 12.05 in respect of any property for any occurrence arising from the acts or omissions of Administrative Agent or any Lender during the period after which such Person, its successors or assigns, or their agents or representatives, shall have obtained possession of such property (whether by foreclosure or deed in lieu of foreclosure, as mortgagee-in-possession or otherwise). The agreements in this Section shall survive payment of all other Obligations.

12.06 ENVIRONMENTAL INDEMNIFICATION. In addition to the indemnifications hereunder and under any other Loan Documents, the Loan Parties, jointly and severally, shall indemnify, protect and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, costs, expenses (including, without limitation, all attorneys’ fees and legal expenses whether or not suit is brought) and disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against such Indemnified Person, with respect to or as a direct or indirect result of the violation by any Loan Party of any Environmental Law; or with respect to or as a direct or indirect result of any Loan Party’s use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence in connection with the Mortgaged Properties of a hazardous substance including, without limitation, (a) all damages of any such use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence, or (b) the costs of any reasonably required or necessary environmental investigation, monitoring, repair, cleanup or detoxification and the preparation and implementation of any closure, remedial or other plans (all the foregoing, collectively, the “Indemnified Environmental Liabilities”). THE LOAN PARTIES AGREE TO INDEMNIFY AND HOLD EACH INDEMNIFIED PERSON HARMLESS AS PROVIDED IN THIS SECTION 12.06, WHETHER OF NOT THE INDEMNIFIED

ENVIRONMENTAL LIABILITIES ARISE OUT OF OR AS A RESULT OF ANY INDEMNIFIED PERSON’S NEGLIGENCE IN WHOLE OR IN PART, INCLUDING, WITHOUT LIMITATION, THOSE INDEMNIFIED ENVIRONMENTAL LIABILITIES WHICH RESULT FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PERSON, OR ANY ONE OR MORE OF THEM. The provisions of and undertakings and indemnification set forth in this Section 12.06 shall survive (x) the satisfaction and payment of the Obligations and termination of this Agreement, and (y) the release of any Liens securing the Obligations or the extinguishment of such Liens by foreclosure or action in lieu thereof.

12.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent, Issuing Lender and each Lender.

12.08 Assignments, Participations, etc. No Lender may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligations except as permitted by clauses (a) or (b) below.

(a) Any Lender may (subject to the provisions of this section, in accordance with applicable law, in the ordinary course of its business, and at any time) sell to one or more Persons (each a “Participant”) participating interests in its portion of the Obligations. The selling Lender remains a “Lender” under the Loan Documents, the Participant does not become a “Lender” under the Loan Documents, and the selling Lender’s obligations under the Loan Documents remain unchanged. The selling Lender remains solely responsible for the performance of its obligations and remains the holder of its share of the outstanding Loan for all purposes under the Loan Documents. The Loan Parties and Administrative Agent shall continue to deal solely and directly with the selling Lender in connection with that Lender’s rights and obligations under the Loan Documents, and each Lender must retain the sole right and responsibility to enforce due obligations of the Loan Parties. Participants have no rights under the Loan Documents except certain voting rights as provided below. Subject to the following, each Lender may obtain (on behalf of its Participants) the benefits of Article XII with respect to all participations in its part of the Obligations outstanding from time to time so long as no Loan Party is obligated to pay any amount in excess of the amount that would be due to that Lender under Article XII calculated as though no participations have been made. No Lender may sell any participating interest under which the Participant has any rights to approve any amendment, modification, or waiver of any Loan Document except as to matters in Section 12.01.

(b) Each Lender may make assignments to the Federal Reserve Bank. Each Lender may upon the written consent of Administrative Agent and, if no Event of Default exists, with the consent of Borrower (which consent shall not be unreasonably withheld or delayed) assign to one or more assignees (each an “Assignee”) all or any part of its rights and obligations under the Loan Documents so long as (i) the assignor Lender and Assignee execute and deliver to Administrative Agent an assignment and assumption agreement in substantially the form of Exhibit E (an “Assignment and Acceptance Agreement”) and pay to Administrative Agent a processing fee in the amount set forth on Appendix I, (ii) the Assignee acquires an identical percentage interest in the Commitment of the assignor Lender and an identical percentage of the interests in the outstanding Loan held by such assignor Lender, (iii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any partial assignment shall be in an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (iv) the conditions (including, without limitation, minimum amounts of the Commitment that may be assigned or that must be retained) for that assignment set forth in the applicable Assignment and Acceptance Agreement are satisfied. The “Effective Date” in each Assignment and Acceptance Agreement must (unless a shorter period is agreeable to Borrower and Administrative Agent) be at least five (5) Domestic Business Days after it is executed and delivered by the assignor Lender and Assignee to Administrative Agent and Borrower for acceptance. Once that Assignment and Acceptance Agreement is accepted by Administrative Agent and Borrower, then, from and after the Effective Date stated in it (i) Assignee automatically becomes a party to this Agreement and, to the extent provided in that Assignment and Acceptance Agreement, has the rights and obligations of a Lender under the Loan Documents, (ii) the assignor Lender, to the extent provided in that Assignment and Acceptance Agreement, is released from its obligations to fund Borrowings under this Agreement and its reimbursement obligations under this Agreement and, in the case of an Assignment and Acceptance Agreement covering all of the remaining portion of the assignor Lender’s rights and obligations under the Loan Documents, that Lender ceases to be a party to the Loan Documents, (iii) Borrower shall execute and deliver to the assignor Lender and Assignee the appropriate Notes in accordance with this Agreement following the transfer, (iv) upon delivery of the Notes under clause (iii) preceding, the assignor Lender shall return to Borrower all Notes previously delivered to that Lender under this Agreement, and (v) Schedule 2.01 is automatically deemed to be amended to reflect the name, address, telecopy number, and Commitment of Assignee and the remaining Commitment (if any) of the assignor Lender, and Administrative Agent shall prepare and circulate to the Loan Parties and the Lenders an amended Schedule 2.01 reflecting those changes.

(c) Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses, the Commitments, and the principal amount of the Loans of each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Lender and any Lender at any reasonable time and from time to time upon reasonable prior notice.

12.09 Interest. It is the intention of the parties hereto to comply with applicable usury laws; accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes or in any of the other Loan Documents securing the payment hereof or otherwise relating hereto, in no event shall this Agreement, the Notes or such other Loan Documents require the payment or permit the payment, taking, reserving, receiving, collection, or charging of any sums constituting interest under applicable laws, if any, which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with the Loans evidenced by the Notes or in any of the Loan Documents securing the payment thereof or otherwise relating thereto, or in any communication by Administrative Agent or any Lender or any other person to Borrower or any other person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Notes shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither Borrower nor any other person or entity now or hereafter liable for the payment and performance of the Obligations shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance of the Notes or, if the Notes have been or would be paid in full, refunded to Borrower, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents securing the payment hereof and otherwise relating hereto, and any communication to Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of the interest contracted for, charged, taken, reserved, or received in connection with the Notes or this Agreement which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, reserved, or received. The terms of this paragraph shall be deemed to be incorporated in every document and communication relating to the Notes, the Loans or any other Loan Document.

12.10 Counterparts and Facsimile Signatures. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. The Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

12.11 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

12.12 No Third Parties Benefited. This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Loan Parties, the Lenders, the Issuing Lender, Administrative Agent and the Agent-Related Persons and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

12.13 Governing Law. This Agreement, the Notes, the Security Documents, the Guaranties, if any, and the other Loan Documents shall be governed by, construed and interpreted in accordance with, the laws of the State of New York, except (i) to the extent that federal laws of the United States of America apply or (ii) to the extent otherwise indicated in the Loan Documents.

12.14 SUBMISSION TO JURISDICTION. With respect to any and all disputes arising hereunder, or under the Notes, the Security Documents, the other Loan Documents, or any of the other instruments and documents executed in connection herewith or therewith not settled, each party hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, any Note and any document to which it is a party, or for recognition and enforcement of any judgment in respect of any thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form and mail), postage prepaid, to it at its address specified in Appendix I;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e) agrees that service upon it or its authorized agent shall, to the fullest extent permitted by law, constitutes valid and effective personal service upon it, as the case may be, and that the failure of any such authorized agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon; and

(f) waives, to the fullest extent permitted by applicable law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this agreement or any document related hereto.

12.15 Confidentiality. Administrative Agent and each of the Lenders agree to keep confidential (and to cause their respective affiliates, officers, directors, employees, agents and representatives to keep confidential) all non-public information, materials and documents relating to Borrower furnished, revealed or disclosed to it by Borrower in connection with this Agreement or any Loan or Letter of Credit (the “Information”), including, but not limited to geological, geophysical, land, leasing, engineering, production, marketing and/or financial information. Notwithstanding the foregoing, Administrative Agent and the Lenders will be permitted to disclose Information (i) to the extent required by applicable laws, rules, orders and regulations or by any subpoena or similar legal process, (ii) to the extent such Information becomes publicly available other than as a result of a breach of this Agreement or any agreement entered into pursuant to clause (iii) below, (iii) to any Assignee or Participant (or prospective Assignee or Participant) so long as such Assignee or Participant (or prospective Assignee or Participant) first specifically agrees in a writing furnished to and for the benefit of Borrower to be bound by the terms of this Section 12.15; (iv) to the extent that Borrower shall have consented in writing to such disclosure; or (v) in any suit, action or proceeding where reasonably necessary or desirable for the purpose of defending itself, reducing its liability, protecting or exercising any of its claims, rights, remedies or interests under or in connection with any Loan or Loan Documents or any Collateral, or doing any of the foregoing for or on behalf of its Affiliates, officers, employees, agents or representatives.

12.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

12.17 NO ORAL AGREEMENTS. THIS WRITTEN LOAN AGREEMENT, TOGETHER WITH THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

12.18 Lender Default. The right of a Defaulting Lender to vote on matters related to this Credit Agreement, and to participate in administration of the Loans, the Letters of Credit, and this Credit Agreement, shall be suspended. No Defaulting Lender shall be entitled to any Commitment Fee or Letter of Credit Fee for the period during which it is a Defaulting Lender. For the avoidance of doubt, this Section 12.18 shall not relieve any Defaulting Lender of its obligations hereunder. If any Lender becomes a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Defaulting Lender and Administrative Agent, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.08), all of its interests, rights and obligations under this Credit Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment). If Borrower does not exercise its rights above within thirty (30) days after a Lender becomes a Defaulting Lender, Administrative Agent shall have the right, but not the obligation, in its sole discretion, to acquire at par all of such Lender’s Commitment, including its Pro Rata Share in the Obligations under this Credit Agreement. In the event that Administrative Agent does not exercise its right to so acquire all of such Lender’s interests, then each Lender that is not a Defaulting Lender (each, a “Current Party”) shall then, thereupon, have the right, but not the obligation, in its sole discretion to acquire at par (or if more than one Current Party exercises such right, each Current Party shall have the right to acquire, pro rata) such Lender’s Commitment, including its Pro Rata Share in the outstanding Obligations under this Credit Agreement.

12.19 No Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent and the Arrangers are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Administrative Agent and the Arrangers, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) neither Administrative Agent nor, the Arrangers has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, and neither Administrative Agent nor, the Arrangers has any obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

12.20 Negative Pledge. Midstates Petroleum Holdings LLC hereby agrees that it shall not directly or indirectly, make, create, incur, assume or suffer to exist any Lien (other than Permitted Liens of the type set forth in Section 8.01(c)) upon or with respect to any part of its ownership interest in Borrower.

12.21 Restatement; Existing Credit Agreement. The parties hereto agree that this Agreement amends and restates the Existing Credit Agreement in its entirety but does not novate or discharge the Indebtedness outstanding under the Existing Credit Agreement, which is amended and restated hereby, and under the Notes.

12.22 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY

OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.23 Master Assignment.

(a) Assignments. For an agreed consideration, each of Wells Fargo Bank, National Association and Bank of Texas, N.A. (for purposes of this Section 12.23, each an “Assignor” and collectively the “Assignors”) as Lenders under the Existing Credit Agreement hereby irrevocably and severally, sells and assigns to Bank of America, N.A. (for purposes of this Section 12.23, “Assignee”), without recourse and without representation or warranty other than as expressly provided herein, and Assignee hereby irrevocably and severally, purchases and assumes from the Assignors subject to the terms of the Existing Credit Agreement, (i) such percentage in and to all of the Assignors’ respective rights and obligations under the Existing Credit Agreement as a Lender thereunder (including, without limitation, such percentage interest in the Commitments owing to the applicable Assignor and the applicable Assignor’s risk participation and funded participation in obligations existing as of the date hereof (prior to the effectiveness of this Agreement)) that would result in Wells Fargo Bank, National Association and Assignee having the respective Commitments set forth in Schedule 2.01 attached hereto, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of each Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Existing Credit Agreement, any other Loan Document (as defined in the Existing Credit Agreement, the “Existing Loan Documents”) or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (for purposes of this Section 12.23, collectively, the “Assigned Interests”). Each such sale and assignment is without recourse to any Assignor and, except as expressly provided in this Section 12.23, without representation or warranty by any Assignor. After giving effect to the sales and assignments pursuant to this Section 12.23, each Lender’s (including Assignee’s) respective Commitment will be as set forth beside its name on Schedule 2.01 attached hereto.

(b) Representations and Warranties of Assignors. Each Assignor (i) represents and warrants that (A) it is the legal and beneficial owner of the interest that it is assigning under clause (a) above, (B) such interest is free and clear of any lien, encumbrance or other adverse claim and (C) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement for the limited purpose of consummating the transactions contemplated by this Section 12.23; and (ii) assumes no responsibility with respect to (A) any statements, warranties or representations made in or in connection with the Existing Credit Agreement or any other Existing Loan Document, (B) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Existing Loan Documents or any collateral thereunder, (C) the financial condition of Borrower, its Subsidiaries or any other Person obligated in respect of any Existing Loan Document or (D) the performance or observance by Borrower, its Subsidiaries or any other Person of any of its obligations under any Existing Loan Document.

(c) Representations and Warranties of Assignee. The Assignee (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under this Agreement, (B) it meets all the requirements to be an assignee under Section 12.08 of the Existing Credit Agreement (subject to such consents, if any, as may be required under Section 12.08 of the Existing Credit Agreement), (C) from and after the Closing Date, it shall be bound by the provisions of this Agreement as a Lender thereunder and, to the extent of the interest assigned to it hereunder, shall have the obligations of a Lender hereunder, (D) it is sophisticated with respect to decisions to acquire assets of the type represented by the interest assigned to it hereunder and either it, or the person exercising discretion in making its decision to acquire the interest assigned to it hereunder, is experienced in acquiring assets of such type, (E) it has been accorded the opportunity to receive and review a copy of this agreement and copies of the most recent financial statements delivered pursuant to Section 5.01(c) hereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Agreement and to purchase the interest assigned to it hereunder, and (F) it has, independently and without reliance upon the Administrative Agent or any Assignor and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to purchase the interest assigned to it hereunder; and (ii) agrees that (A) it will, independently and without reliance on the Administrative Agent or any Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (B) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(d) Payments. From and after the Closing Date, the Administrative Agent shall make all payments in respect of the interests assigned hereunder (including payments of principal, interest, fees and other amounts) to the appropriate Assignor or the Assignee depending on whether such amounts accrued prior to, on or after the Effective Date.

(e) Consents and Release. Borrower and Administrative Agent hereby consent to the assignments made under this Section 12.23 to the Assignee. To induce Assignors to sell, and Assignee to purchase, the Assigned Interests, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower hereby fully releases and discharges the Assignors and their respective successors and assigns (including but not limited to the Assignee) and their respective successors and assigns, officers, directors, employees, representatives, trustees, agents and affiliates (for purposes of this Section 12.23, collectively the “Released Parties” and individually a “Released Party”) from all claims, demands, causes of action, liabilities or other obligations of any kind whatsoever, known or unknown, whether now existing or hereafter asserted (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH RESPECT TO THE NEGLIGENCE OF ANY RELEASED PARTY), to the extent that any such claims, demands, causes of action, liabilities or other obligations arise from or are related to matters occurring on or before the Closing Date and are in any way related to the Existing Credit Agreement and any other Existing Loan Document executed in connection therewith, or any of the transactions contemplated thereby. As part of the foregoing, from and after the Closing Date, Borrower hereby releases the Assignors from any of its obligations arising under the Existing Credit Agreement and any other Existing Loan Document including but not limited to, its obligations and commitments to make loans, issue letters of credit or otherwise extend credit under the Existing Credit Agreement but excluding any obligations which expressly survive the assignment or termination thereof.

(f) Effectiveness. The assignment set forth in this Section 12.23 (for purposes of this Section 12.23, this “Assignment”) is executed by Assignors and Assignee as part of this Agreement, provided this Assignment will be effective immediately prior to the Closing Date and satisfaction of all conditions precedent under Sections 5.01 and 5.02 hereof.

[The Remainder of this Page Intentionally Left Blank.

Signature Pages to Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

MIDSTATES PETROLEUM COMPANY LLC, a Delaware limited liability company

By:
Kristen N. McDaniel
Chief Financial Officer and Secretary

Credit Agreement Signature Page – Borrower

The undersigned Midstates Petroleum Holdings LLC joins in this Agreement solely for the purpose of Section 12.20 of this Agreement.

MIDSTATES PETROLEUM HOLDINGS LLC, a Delaware limited liability company

By:
Kristen N. McDaniel
Chief Financial Officer and Secretary

Credit Agreement Signature Page – Midstates Holdings

The undersigned Bank of Texas, N.A. joins in this Agreement solely for the purpose of agreeing to the Assignment in Section 12.23 of this Agreement.

BANK OF TEXAS, N.A., a national banking association

By:
Name:	Martin W Wilson
Title:	SVP

ADMINISTRATIVE AGENT AND ISSUING LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

a national banking association

By:
Andrew J. Watson
Director

THE LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

a national banking association

By:
Andrew J. Watson
Director

Credit Agreement Signature Page – Administrative Agent and Lender

BANK OF AMERICA, N.A., a national banking association

By:
Name:	Sandra M. Serie
Title:	Vice President

Credit Agreement Signature Page – Bank of America

APPENDIX I

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 10, 2010

between Wells Fargo Bank, National Association, Administrative Agent (“Administrative

Agent”) on behalf of the Lenders party thereto and

Midstates Petroleum Company LLC (“Borrower”)

This Appendix I is attached to and made a part of the Amended and Restated Credit Agreement. All capitalized terms not otherwise defined in this Appendix I are defined in the Amended and Restated Credit Agreement.

Administrative Agent:	Administrative Agent’s Principal Address:

Wells Fargo Bank, National Association	1000 Louisiana Street, 9th Floor
Attn: Andrew J. Watson	MAC T5002-090
Phone: (713) 319-1914	Houston, Texas 77002
Fax: (713) 319-1925
Email: watsonaj@wellsfargo.com

Borrower:	Borrower’s Principal Address:

MIDSTATES PETROLEUM COMPANY LLC	4400 Post Oak Parkway, Suite 1900
Attn: Kristen McDaniel	Houston, Texas 77027
Phone: (713) 595-9407
Fax: (713) 595-9499
Email:
Kristen.mcdaniel@midstatespetroleum.com

Appendix I – Page 1 of 3

1.	LOAN TERMS

A.	Maximum Loan Amounts (Section 1.01): $300,000,000.00.

B.	Initial Borrowing Base (Section 2.04): $130,000,000.00

C.	Letter of Credit Sub-Facility Amount (Section 1.01): $25,000,000.00

D.	Pricing Grid (Section 2.05)

		Applicable Margin	Applicable Margin
Pricing Level	Effective Amount/ Borrowing Base amount (Borrowing Base Utilization Percentage)	LIBOR Rate	Base Rate
I	≥ 90%	275.0 bps	175.0 bps
II	≥ 75%<	250.0 bps	150.0 bps
90%
III	≥ 50%<	225.0 bps	125.0 bps
75%
IV	< 50%	200.0 bps	100.0 bps

Each change in the Applicable Margin shall apply during the period commencing on the date of such change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change in the Borrowing Base Utilization Percentage.

E.	Stated Maturity Date: December 10, 2014

F.	Default Rate: In the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 2.05(b)(i) or, in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.05(b)(i) .

Appendix I – Page 2 of 3

2.	REPORTING REQUIREMENTS/ BORROWING BASE DATES (Sections 2.04, 7.01 and 7.02):

A.	Annual Financial Report due date: Within 120 days following each fiscal year end of Borrower commencing with the fiscal year ending December 31, 2010.

B.	Quarterly Financial Report due dates: Within 75 days following the end of each of Borrower’s fiscal quarters, commencing with the quarter ending December 31, 2010.

C.	Third Party Reserve Reports due dates: January 15 of each year, commencing on January 15, 2011, prepared as of January 1 of each year.

D.	In-House Reserve Reports due dates: July 15 of each year, commencing on July 15, 2011, prepared as of July 1 of each year.

E.	Scheduled Borrowing Base Determination Dates: February 1, 2011, and then September 1 and March 1 of each year commencing on September 1, 2011.

F.	Status Report due dates: Items (i) – (v) in the definition of “Status Report” shall be delivered simultaneous with the delivery of each Third Party Reserve Report and In-House Reserve Report. Items (i), (iii), and (v) in the definition of “Status Report” shall be delivered simultaneously with the delivery of the Quarterly Financial Report at the end of the first and third fiscal quarter of each fiscal year.

3.	ADDITIONAL CLOSING CONDITIONS (Section 5.01(j) ):

A.	No Material Adverse Change. No event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

B.	No Litigation. No litigation, arbitration or similar proceeding shall be pending seeking to enjoin or prevent the transactions contemplated by this Agreement.

C.	No Legal Prohibition. The transactions contemplated by this Agreement and the other Loan Documents shall be permitted by applicable law and regulation and such laws and regulations shall not subject Administrative Agent, any Lender, or any Loan Party to any Material Adverse Affect.

D.	Budget. Borrower shall deliver a budget and financial projections for the next four years in form and substance reasonably satisfactory to Administrative Agent.

Appendix I – Page 3 of 3

APPENDIX II

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 10, 2010

between Wells Fargo Bank, National Association, Administrative Agent (“Administrative

Agent”) on behalf of the Lenders party thereto and

Midstates Petroleum Company LLC (“Borrower”)

I.	Definitions

All capitalized terms not otherwise defined in this Appendix II are defined in the Amended and Restated Credit Agreement. The following terms have the following meanings:

“Current Assets” means, at any time, the consolidated current assets of Borrower calculated in accordance with GAAP at such time, plus, the Available Commitment at such time, plus, the Specified Equity Contribution (if any), less, any non-cash gains for any Derivative Contract resulting from the requirements of FASB Accounting Standards Codification (“ASC”) 815 at such time.

“Current Liabilities” means, at any time, the consolidated current liabilities of Borrower calculated in accordance with GAAP at such time, less current maturities any long-term Indebtedness, including Loans hereunder, and less any non-cash losses or charges on any Derivative Contract resulting from the requirements of FASB ASC 815 at such time and less the current portion of any capital and operating lease obligations to the extent included in the calculation of consolidated current liabilities of Borrower.

“EBITDA” means, with respect to Borrower, on a consolidated basis for any fiscal period, without duplication, (i) Net Income plus (ii) depreciation, depletion, amortization and other non-cash items reducing Net Income plus (iii) Interest Expense plus (iv) income tax expense less (v) all extraordinary or non-recurring items and any non-cash items increasing Net Income plus (vi) all extraordinary or non-recurring items and any non-cash items decreasing Net Income plus (vii) the Specified Equity Contribution (if any); provided that, with respect to the determination of Borrower’s compliance with the Leverage Ratio set forth in Part II B of this Appendix II for any period, EBITDA shall be adjusted to give effect, on a pro forma basis and consistent with GAAP, to any material acquisitions or dispositions of Oil and Gas Properties or any interest therein or any Person owning Oil and Gas Properties made during such period as if such acquisition or disposition, as the case may be, was made at the beginning of such period; provided further that, no adjustment to EBITDA pursuant to the immediately preceding proviso shall result in EBITDA for any trailing four fiscal quarter period (calculated for these purposes as one fiscal period) deviating by more than 15% above or below what EBITDA otherwise would have been had no such adjustments been made pursuant to the immediately preceding proviso.

“Interest Expense” means, with respect to Borrower, for any fiscal period, the aggregate amount of all interest expense, amortization or writeoff of debt, discount and debt issuance costs and commissions, discounts and other fees, expenses and charges associated with Indebtedness paid by Borrower on a consolidated basis in such fiscal period which are classified as interest expense on the

Appendix II – Page 1 of 2

financial statements of Borrower, including any capitalized interest and net costs under Derivative Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, all as determined in accordance with GAAP.

“Net Income” means, for any period, the consolidated net income (or net loss) of Borrower for such period determined in accordance with GAAP.

“Specified Equity Contribution” means a cash equity contribution made to Borrower by Midstates Petroleum Holdings LLC any time after the Closing Date and on or prior to the day that is ten (10) days after the day on which financial statements are required to be delivered for a fiscal quarter. Such contribution will, at the request of Borrower, be included in the calculation of EBITDA or Current Assets, as applicable, for the purposes of determining compliance with Borrower’s financial covenants at the end of such fiscal quarter; provided, however, (i) in each rolling four-fiscal quarter period, there shall be a period of at least two fiscal quarters in which no such contribution is made; (ii) the amount of such contribution shall be not exceed the amount required to cause Borrower to be in compliance with its financial covenants; (iii) there shall be no more than three such contributions during the term of this Agreement; and (iv) all such contributions shall be disregarded for purposes of determining the ability of Borrower to take any action permitted by Article VIII of this Agreement.

“Total Net Indebtedness” means, as of any date of determination, all Indebtedness in each case actually owing by Borrower and the Subsidiaries on such date and to the extent appearing on the balance sheet of Borrower determined on a consolidated basis in accordance with GAAP minus all unrestricted cash and cash equivalents included in the cash and cash equivalents accounts listed on the consolidated balance sheet of Borrower and the Subsidiaries at such date in an aggregate amount as of such date not to exceed $15,000,000.

II.	Financial Covenants

A. Current Ratio. As of the last day of any fiscal quarter, commencing March 31, 2011, the ratio of Current Assets to Current Liabilities shall be not less than 1.0:1.0.

B. Leverage Ratio. As of the last day of any fiscal quarter, commencing March 31, 2011, Borrower’s ratio of Total Net Indebtedness to EBITDA for the trailing four fiscal quarter period ending on the last day of such fiscal quarter shall not exceed 3.75:1.0.

Appendix II – Page 2 of 2

SCHEDULE I

SECURITY DOCUMENTS

1.	Personal Property

A.	Amended and Restated Pledge and Security Agreement covering (i) all of Borrower’s equity interest in each of its Subsidiaries, if any, and (ii) the personal property described therein, including all accounts receivable, inventory, contract rights and general intangibles of Borrower (the “Pledge and Security Agreement”).

2.	Real Property

A.	Act of Amended and Restated Mortgage, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement from Borrower to Administrative Agent for the benefit of the Lenders, covering all of Borrower’s Oil and Gas Properties in Acadia, Ascension, Beauregard, Calcasieu and Evangeline Parishes, Louisiana (the “Mortgages”).

3.	Financing Statements

A.	Financing Statement – Loan Parties

(i)	Borrower (Act of Mortgage)

Jurisdiction: Evangeline Parish, Louisiana

(ii)	Borrower (Pledge and Security Agreement)

Jurisdiction: Evangeline Parish, Louisiana

Schedule I

SCHEDULE 2.01

COMMITMENTS AND

PRO RATA SHARES

Lender	Maximum Loan Amount	Pro Rata Share

Wells Fargo Bank, National Association	$150,000,000	50%

Bank of America, N.A.	$150,000,000	50%

Schedule 2.01

SCHEDULE 6.01

SUBSIDIARIES AND EQUITY INVESTMENTS

As of the Closing Date, Borrower has no Subsidiaries and owns no Equity Interests in other Persons.

Schedule 6.01

SCHEDULE 6.05

LITIGATION AND TITLE MATTERS

That certain lawsuit entitled Clovelly Oil Company LLC vs. Midstates Petroleum Company LLC, filed on May 8, 2009 under Docket No. 70728 in and for the 13th Judicial District Court, Evangeline Parish, Louisiana, alleging certain rights to participate in Borrower’s production covered by “Oil, Gas and Mineral Leases” obtained after September 1, 2007, together with all related proceedings and appeals with respect thereto.

Schedule 6.05

SCHEDULE 8.01(a)

OUTSTANDING LIENS

None.

Schedule 8.01(a)

SCHEDULE 8.06

TRANSACTIONS WITH AFFILIATES

None.

Schedule 8.06

EXHIBIT A

FORM OF PROMISSORY NOTE

December 10, 2010	$

FOR VALUE RECEIVED, the undersigned, Midstates Petroleum Company LLC, a Delaware limited liability company (“Maker”), promises to pay to                              (herein called “Payee”, which term shall herein in every instance refer to any owner or holder of this Note) the sum of                              DOLLARS ($            ), or so much thereof as may be advanced to Maker by Payee from time to time, together with interest on the principal hereof outstanding until maturity, said principal and interest being payable in lawful money of the United States of America as more particularly provided in that certain Amended and Restated Credit Agreement of even date herewith, between Maker, Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) for the banks designated as parties thereto (the “Lenders”) and the Lenders, as such may be amended or restated from time to time (the “Credit Agreement”). Capitalized terms used, but not otherwise defined, herein shall have the meaning given such terms in the Credit Agreement. As provided in the Credit Agreement, this Note is a revolving line of credit note and prior to the Termination Date, Maker may borrow, repay and reborrow under this Note subject to the terms and limitations set forth in the Credit Agreement.

Maker may prepay this Note in whole or in part as provided in the Credit Agreement without being required to pay any penalty or premium for such privilege. All prepayments hereunder, whether designated as payments of principal or interest, shall be applied in accordance with the Credit Agreement.

Maker and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Note, (iii) to the release of any party primarily or secondarily liable hereon, and (iv) that it will not be necessary for Payee, in order to enforce payment of this Note, to first institute or exhaust Payee’s remedies against Maker or any other party liable therefor or against any security for this Note.

If any sum payable under this Note or under the Credit Agreement is not paid when due (whether the same becomes due by acceleration or otherwise) and this Note is placed in the hands of an attorney for collection or enforcement of this Note or the Credit Agreement, or if this Note is collected through any legal proceedings, including, but not limited to suit, probate, insolvency or bankruptcy proceedings, Maker agrees to pay all reasonable attorneys’ fees and all reasonable expenses of collection and costs of court.

EXHIBIT A – FORM OF PROMISSORY NOTE

Regardless of any provision contained in this Note or any other Loan Document executed or delivered in connection therewith, Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on this Note (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the Highest Lawful Rate (hereafter defined), and, in the event that Payee ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the Highest Lawful Rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any non principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (b) exclude voluntary pre payments and the effect thereof, and (c) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term; provided that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Highest Lawful Rate, if any, then Payee or any holder hereof shall refund to Maker the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by Payee or any holder hereof under this Note at the time in question.

Maker warrants that this Note is executed solely for business or commercial purposes, other than agricultural purposes and warrants that it is not a consumer lending transaction primarily for personal, family or household purposes.

Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Payee and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Payee except to the extent that actual cash proceeds of such instrument are unconditionally received by Payee.

Except to the extent required by federal law, this Note shall be governed by and construed under the laws of the State of New York.

This Note is given in renewal of, and in full substitution and replacement for, the Notes dated                     , in the original principal amount of $            , made by the Maker and payable to the order of Payee.

EXHIBIT A – FORM OF PROMISSORY NOTE

MIDSTATES PETROLEUM COMPANY LLC, a Delaware limited liability company

By:

Name:

Title:

– MAKER –

EXHIBIT A – FORM OF PROMISSORY NOTE

EXHIBIT B

FORM OF NOTICE OF BORROWING

Date:                      , 201

Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”) for the Lenders (as defined) under that certain Amended and Restated Credit Agreement dated as of December 10, 2010 (as the same may be amended, modified or restated from time to time, the “Credit Agreement”)

Gentlemen:

Midstates Petroleum Company LLC (“Borrower”) hereby refers to the Credit Agreement and hereby gives you notice irrevocably, pursuant to Section 2.02 of the Credit Agreement, of the Borrowing(s) specified below:

1.	Effective Amount:	$

2.	Borrowing Base:	$

3.	Borrowing Base Utilization Percentage (Effective Amount / Borrowing Base):

4.	Current Pricing Level (after giving effect to Requested Loan and/or Letter of Credit on Loan Advance Date) (I, II, III or IV):

5.	Requested Dollar amount:	$

6.	Requested Loan Type and applicable Dollar amount:

Rate Selection

	(a) Base Rate Loan for	$

	(b)	LIBOR Loan with Interest Period of.

	(i) one month for	$

	(ii) two months for	$

	(iii) three months for	$

EXHIBIT B – FORM OF NOTICE OF BORROWING

	(iv) six months for	$

	(v) nine months (if available) for	$

	(vi) twelve months (if available) for	$

7.	The Loan herein requested is to be received in immediately available funds on 201 (“Loan Advance Date”) in the following account:

Bank Name:

ABA Number:

Account Title:

Account Number:

8.	Requested Letter of Credit:

	(a) Amount of Letter of Credit	$

(b) Beneficiary

	(c) Issuer’s LC Application complete	Yes / No

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Loan/Letters of Credit, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)	the representations and warranties of the undersigned contained in Article VI of the Credit Agreement are true and correct in all material respects as though made on and as of the date hereof and the date of the proposed Borrowing(s) except to the extent such representation or warranty was made with respect to a certain date or period;

(b)	no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing(s); and

(c)	the aggregate outstanding principal amount of all Obligations does not exceed the Maximum Loan Amount.

EXHIBIT B – FORM OF NOTICE OF BORROWING

Borrower agrees that if prior to the time of the making of the Borrowing(s) requested hereby any matter certified to by it will not be true and correct at such time as if then made, it will immediately so notify Administrative Agent.

Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement.

Midstates Petroleum Company LLC, a Delaware limited liability company

By:

Name:

Title:

EXHIBIT B – FORM OF NOTICE OF BORROWING

EXHIBIT C

FORM OF NOTICE OF CONVERSION/CONTINUATION

Date:                 , 201

Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”) for the Lenders (as defined) under that certain Amended and Restated Credit Agreement dated as of December 10, 2010 (as the same may be amended, modified or restated from time to time, the “Credit Agreement”)

Gentlemen:

MIDSTATES PETROLEUM COMPANY LLC, a Delaware limited liability company (“Borrower”) hereby refers to the Credit Agreement and hereby gives you notice irrevocably, pursuant to Section 2.03 of the Credit Agreement, of the conversion or continuation of the Loan specified below:

1.	Effective Amount: $

2.	Borrowing Base: $

3.	Borrowing Base Utilization Percentage (Effective Amount / Borrowing Base):

4.	Current Pricing Level (after giving effect to Continuation/Conversion on Continuation/Conversion Date) (I, II, III or IV):

5.	Loan to be converted or continued:

(1)	Amount: $

(2)	Loan Date: , 201

(3)	Existing Loan Type:	Check applicable blank

(a)	Base Rate

(b)	LIBOR with an Interest Period of:

(i) one month

EXHIBIT C – FORM OF NOTICE OF CONVERSION/CONTINUATION

			(ii)	two month

			(iii)	three months

			(iv)	six months

			(v)	nine months (if available)

			(vi)	twelve months (if available)

		(4)	Date Loan matures: , 201

6.	Proposed conversion or continuation date: , 201 (the “Continuation/Conversion Date”).

7.	Loan described in (1) above is to be converted or continued as follows:

		(1)	Amount: $

		(2)	Loan Date: , 201

		(3)	Requested Loan Type and applicable Dollar amount:

	(a)		Base Rate for $

	(b)		LIBOR with an Interest Period of:

			(i)	one month

			(ii)	two months

			(iii)	three months

			(iv)	six months

			(v)	nine months (if available)

			(vi)	twelve months (if available)

EXHIBIT C – FORM OF NOTICE OF CONVERSION/CONTINUATION

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Conversion/Continuation Date, before and after giving effect to the Conversion/Continuation Date of the Loans as herein specified:

(a) the representations and warranties of the undersigned contained in Article VI of the Credit Agreement are true and correct in all material respects as though made on and as of the date hereof and the Continuation/Conversion Date (except such representations and warranties which expressly refer to an earlier date, which are true and correct in all material respects as of such earlier date); and

(b) no Default or Event of Default has occurred and is continuing, or would result from such Conversion/Continuation; and

(c) the aggregate outstanding principal amount of all Obligations (other than Supplemental Letter of Credit Obligations to the extent that such Supplemental Letter of Credit Obligations do not exceed the Supplemental Letter of Credit Maximum Amount in the aggregate) does not exceed the Borrowing Base.

Borrower agrees that if prior to the time of the conversion or continuation of the Loan requested hereby any matter certified to by it will not be true and correct at such time as if then made, it will immediately so notify Administrative Agent.

EXHIBIT C – FORM OF NOTICE OF CONVERSION/CONTINUATION

Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement.

Midstates Petroleum Company LLC, a Delaware limited liability company

By:

Name:
Title:

EXHIBIT C – FORM OF NOTICE OF CONVERSION/CONTINUATION

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

This Certificate is delivered pursuant to Section 7.02(b) of that certain Amended and Restated Credit Agreement dated as of December 10, 2010 (as same may be amended, modified, renewed or restated from time to time the “Credit Agreement”), between Midstates Petroleum Company LLC, a Delaware limited liability company (the “Borrower”), Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”) and the financial institutions from time to time party thereto (the “Lenders”), which Credit Agreement is in full force and effect on the date hereof. Terms which are defined in the Credit Agreement are used herein with the meanings given them in the Credit Agreement. Together herewith, Borrower is furnishing to Administrative Agent (i) Borrower’s financial statements (the “Financial Statements”).

Borrower hereby represents, warrants, and acknowledges to Administrative Agent and each of the Lenders that the officer of Borrower signing this instrument is the duly elected, qualified and acting officer as indicated below such officer’s signature.

1. Financial Statements. Borrower hereby further represents, warrants and acknowledges to Administrative Agent and each of the Lenders that:

(a) attached hereto as Schedule A are the calculations showing Borrower’s compliance as of [insert last day of applicable fiscal quarter/year] with the requirements of Section 9.01 of the Credit Agreement [and/or Borrower’s non compliance as of such date with the requirements of Section 9.01 of the Credit Agreement]; and

(b) on [insert last day of applicable fiscal quarter/year], Borrower was, and on the date hereof Borrower is, in full compliance with the disclosure requirements of Section 7.03 of the Credit Agreement, and no Default otherwise existed on [insert last day of applicable fiscal quarter/year] or otherwise exists on the date of this Certificate [except for Default(s) under Section(s)             of the Credit Agreement, which [is/are] more fully described on a schedule attached hereto].

2. Environmental Compliance. Borrower hereby further represents, warrants and acknowledges to Administrative Agent and each of the Lenders that:

(a) For the Fiscal Year ending immediately prior to the date hereof, Borrower has complied and continues to comply with Section 7.10 of the Credit Agreement; and

(b) To the knowledge of the undersigned, Borrower is, on the date hereof, in substantial compliance with all applicable Environmental Laws, noncompliance with which could result in a Material Adverse Effect.

EXHIBIT D – FORM OF NOTICE OF COMPLIANCE CERTIFICATE

The officer of Borrower signing this instrument hereby certifies that he or she has reviewed the Loan Documents and the Financial Statements and has otherwise consulted with the financial and operating officers of Borrower as is in his or her opinion necessary to enable him or her to express an informed opinion with respect to the above representations, warranties and acknowledgments of Borrower, and, to the best of their knowledge, such representations, warranties, and acknowledgments are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of                      , 20    .

Midstates Petroleum Company LLC, a Delaware limited liability company

By:

Name:

Title:

EXHIBIT D – FORM OF NOTICE OF COMPLIANCE CERTIFICATE

SCHEDULE A

Financial Covenant Calculations

as of

(Section 9.01 of the Credit Agreement)

1.	Current Ratio

	a. Actual:	(i)	Current Assets	$

		(ii)	Current Liabilities	$

		(iii)	Current Ratio (1.a(i)/1.a(ii))	to 1.00

	b. Required:			1.00 to 1.00

2.	Leverage Ratio*

	a. Actual:	(i)	Indebtedness	$

		(ii)	EBITDA	$

		(iii)	(3.a(i)/3.a(ii))	to 1.00

	b. Required:			no greater than 3.75 to 1.00

*	Leverage Ratio to be tested on a 4 quarter rolling basis.

Certificate Prepared by:

Name:

Title:

SCHEDULE A TO EXHIBIT D – FORM OF COMPLIANCE CERTIFICATE

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated as of                 , 201    , is made between                              (the “Assignor”) and                              (the “Assignee”).

R E C I T A L S

WHEREAS, Assignor is party to that certain Amended and Restated Credit Agreement, dated as of December 10, 2010 (as the same may be amended, modified or restated from time to time, the “Credit Agreement”), among Midstates Petroleum Company LLC, a Delaware limited liability company (“Borrower”), the financial institutions from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association (the “Administrative Agent”), as administrative agent for the Lenders from time to time party to the Credit Agreement, (terms defined in the Credit Agreement are used herein with the same meaning);

WHEREAS, as provided in the Credit Agreement, the Lenders have committed to extend credit to Borrower in an aggregate amount not to exceed THREE HUNDRED MILLION DOLLARS ($300,000,000); and

WHEREAS, Assignor wishes to assign to Assignee part of the rights and obligations of Assignor under the Credit Agreement in respect of its Commitment, together with a corresponding portion of each of its outstanding Loans in a total amount equal to                              Dollars (U.S. $            ) (the “Assigned Amount”) on the terms listed on Annex I hereto and subject to the conditions set forth herein and in the Credit Agreement, and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Assignment and Assumption.

(a) Before giving effect to this Agreement, Assignor’s (a) Commitment is $            , (b) aggregate principal amount of its outstanding Loans is $            , (c) aggregate principal amount of its outstanding L/C Obligations is $            and (d) Pro Rata Share is         %. With effect on and after the Effective Date (as defined in Section 4 hereof), Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, the Assigned Amount, which shall be equal to         percent (        %) (the “Assignee’s Percentage Share”) of all of Assignor’s rights and obligations under the Credit Agreement, including, without limitation, Assignee’s Percentage Share of Assignor’s (i) Commitment, and (ii) outstanding Loans. After giving effect to this Agreement on the Effective Date, the Commitment, outstanding Loans and Pro Rata Share of Assignor and Assignee, respectively, are set forth as follows:

	Outstanding Loans	Pro Rata Share		Commitment

Assignor	$		%	$

Assignee	$		%	$

EXHIBIT E – FORM OF ASSIGNMENT AND ACCEPTANCE

The assignment set forth in this Section 1(a) shall be without recourse to, or representation or warranty (except as expressly provided in this Agreement) by, Assignor.

(b) With effect on and after the Effective Date, Assignee shall be a party to the Credit Agreement, shall become a “Lender” for all purposes as therein defined and contemplated, and shall succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Credit Agreement with a Commitment in the amount and with the Pro Rata Share set forth above for Assignee. Assignee agrees that it is bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto, and that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that (i) the Commitment of Assignor shall, as of the Effective Date, be reduced by Assignee’s Percentage Share and (ii) Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by Assignee.

2. Payments.

(a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to             Dollars ($            ), representing Assignee’s Percentage Share of the principal amount of all Loans previously made, and currently owned, by Assignor under the Credit Agreement and outstanding on the Effective Date.

(b) Assignee further agrees to pay to Administrative Agent a processing or transfer fee in the amount of $3,500.00.

(c) To the extent payment to be made by Assignee pursuant to Section 2(a) hereof is not made when due, Assignor shall be entitled to recover such amount together with interest thereon at the Federal Funds Rate per annum accruing from the date such amounts were due.

3. Reallocation of Payments. Any interest, commissions, fees and other payments accrued to but excluding the Effective Date with respect to Assignor’s Commitment Percentage of the Loans shall be for the account of Assignor. Any interest, fees and other payments accrued

EXHIBIT E – FORM OF ASSIGNMENT AND ACCEPTANCE

on and after the Effective Date with respect to the Assigned Amount shall be for the account of Assignee. Each of Assignor and Assignee agree that it will hold in trust for the other party any interest, commissions, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt. Assignor’s and Assignee’s obligations to make the payments referred to in this Section 3 are non-assignable.

4. Effective Date; Notices; Note.

(a) The effective date for this Agreement shall be                     (the “Effective Date”); provided that the following conditions precedent have been satisfied on or before the Effective Date:

(i) this Agreement shall be executed and delivered by Assignor and Assignee;

(ii) the consent of Borrower and Administrative Agent shall have been duly obtained in the form set forth on Annex II hereof, and shall be in full force and effect as of the Effective Date;

(iii) Assignee shall pay to Assignor all amounts due to Assignor under this Agreement; and

(iv) the processing or transfer fee referred to in Section 2(b) shall have been paid to Administrative Agent.

(b) Promptly following the execution of this Agreement, Assignor shall deliver to Administrative Agent for acceptance by Administrative Agent, the notices, agreements or other documents as may be required under the Credit Agreement.

(c) Promptly following payment by Assignee of the consideration as provided in Section 2 hereof, Assignor shall deliver its promissory note(s) to Administrative Agent and shall request that new notes be issued to Assignor and Assignee dated the Effective Date to properly reflect the respective amounts of the Loans held by each party.

[5. Administrative Agent [INCLUDE ONLY IF ASSIGNOR IS ADMINISTRATIVE AGENT].

(a) Assignee hereby appoints and authorizes Assignor to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Administrative Agent by the Lenders pursuant to the terms of the Credit Agreement.

(b) Assignee shall assume no duties or obligations held by Assignor in its capacity as Administrative Agent under the Credit Agreement.]

EXHIBIT E – FORM OF ASSIGNMENT AND ACCEPTANCE

6. Representations and Warranties.

(a) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any lien, security interest or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement, and apart from any agreements or undertaking or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any person is required of it for such execution, delivery or performance; and (iv) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligations of Assignor, enforceable against Assignor in accordance with the terms hereof, except subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrower or any guarantor or the performance or observance by Borrower or any guarantor of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

(c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement; and apart from any agreements or undertaking or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any person is required of it for such execution, delivery or performance; (iii) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligations of Assignee, enforceable against Assignee in accordance with the terms hereof, except subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles; (iv) it is eligible under the Credit Agreement to be an assignee in accordance with the terms hereof; and (v) that it has received a copy of the Credit Agreement and the exhibits and schedules thereto, and has received (or waived the requirement that it receive) copies of each of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans thereunder.

EXHIBIT E – FORM OF ASSIGNMENT AND ACCEPTANCE

7. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, the delivery of any notices or other documents or instruments to Borrower, Administrative Agent or any guarantor which may be required in connection with the assignment and assumption contemplated hereby.

8. Indemnity. Assignee agrees to indemnify and hold harmless Assignor against any and all losses, costs, expenses (including, without limitation, reasonable attorneys’ fees and the allocated costs and expenses for in-house counsel) and liabilities incurred by Assignor in connection with or arising in any manner from the non-performance by Assignee of any obligation assumed by Assignee under this Agreement.

9. Miscellaneous.

(a) Any amendment or waiver of any provision of this Agreement shall be in writing signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Agreement shall be without prejudice to any rights with respect to any other or further breach hereof.

(b) All payments made hereunder shall be made without any set-off or counterclaim.

(c) All communications among the parties or notices in connection herewith shall be in writing and mailed, hand-delivered or transmitted by facsimile as follows: (i) if to Assignor or Assignee, at their respective addresses or facsimile numbers set forth on the signature pages hereof and (ii) if to Borrower, Administrative Agent or any guarantor, at their respective addresses or facsimile numbers set forth in the Credit Agreement or to such other address or facsimile number as shall be designated in a written notice given in accordance with the Credit Agreement. All such communications and notices shall be effective upon receipt. Assignee specifies as Lending Office(s) the office(s) set forth beneath its name on the signature pages hereof.

(d) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

(e) The representations and warranties made herein shall survive the consummation of the transactions contemplated hereby.

(f) Subject to the terms of the Credit Agreement, this Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors

EXHIBIT E – FORM OF ASSIGNMENT AND ACCEPTANCE

and assigns; provided, however, that no party shall assign its rights hereunder without the prior written consent of the other party, Administrative Agent and Borrower and any purported assignment, absent such consents, shall be void. The preceding sentence shall not limit or enhance the right of Assignee to assign or participate all or part of Assignee’s Percentage Share and the Assigned Amount and any outstanding Loans attributable thereto in accordance with the Credit Agreement.

(g) This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(h) This Agreement shall be governed by and construed in accordance with the law of the State of New York (without regard to principles of conflicts of law). Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in the Southern District of New York over any suit, action or proceeding arising out of or relating to this Agreement or the Credit Agreement and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. Each party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(i) This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto, and together with the Credit Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes any and all prior agreements and understandings related to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and the Credit Agreement, the terms, conditions and provisions of the Credit Agreement shall prevail.

(j) In the event of any inconsistency between the provisions of this Agreement and Annex I hereto, this Agreement shall control. Headings are for reference only and are to be ignored in interpreting this Agreement.

(k) The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

EXHIBIT E – FORM OF ASSIGNMENT AND ACCEPTANCE

IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

By:

Name:

Title:

Address for Notices:

Facsimile No.:

- ASSIGNOR –

By:

Name:

Title:

Address for Notices:

Facsimile No.:

EXHIBIT E – FORM OF ASSIGNMENT AND ACCEPTANCE

Lending Office:

Facsimile No.:

- ASSIGNEE –

EXHIBIT E – FORM OF ASSIGNMENT AND ACCEPTANCE

ANNEX I

TO

ASSIGNMENT AND ACCEPTANCE AGREEMENT

1.	Company:

2.	Date of Credit Agreement: , 201

3.	Assignor:

4.	Assignee:

5.	Date of Assignment Agreement: , 201

6.	Effective Date: , 201

7.	Fees paid by Assignee to Assignor:

8.	Interest paid by Assignee to Assignor:

(i)	Base Rate Loan

(ii)	LIBOR Loan

9.	Payment Instructions:

Assignor:

Assignee:

10.	Assignee’s Notice

Instructions:

11.	Other Information:

ANNEX I TO ASSIGNMENT AND ACCEPTANCE AGREEMENT

ANNEX II

TO

FORM OF NOTICE OF ASSIGNMENT AND ACCEPTANCE

                     , 201

Wells Fargo Bank, National Association

Administrative Agent

Attn:

Midstates Petroleum Company LLC

Borrower

Attn:

Dear Sir or Madam:

We refer to the Amended and Restated Credit Agreement dated as of December 10, 2010, (the “Credit Agreement”) among Midstates Petroleum Company LLC, a Delaware limited liability company (“Borrower”), the financial institutions from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) for the Lenders from time to time party to the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

1. We hereby give you notice of, and request the consent of Borrower and Administrative Agent to, the assignment by                             (the “Assignor”) to                             (the “Assignee”) of         % of the right, title and interest of Assignor in and to the Credit Agreement (including without limitation the right, title and interest of Assignor in and to the Commitment of Assignor and all outstanding Loans made by

ANNEX II TO ASSIGNMENT AND ACCEPTANCE AGREEMENT

Assignor). Before giving effect to such assignment Assignor’s (a) Commitment is $            , (b) Pro Rata Share is         % and (c) aggregate principal amount of its outstanding Loans is $            . After giving effect to such assignment, Assignor’s and Assignee’s respective Loans, Commitment and Pro Rata Share are as follows:

	Outstanding Loans	Pro Rata Share		Commitment

Assignor	$		%	$

Assignee	$		%	$

2. Assignee agrees that upon receiving the consent of Borrower and Administrative Agent to such assignment and from and after the effective date of the Assignment, Assignee will be bound by the terms of the Credit Agreement, with respect to the interest in the Credit Agreement assigned to it as specified above, as fully and to the same extent as if Assignee were the Lender originally holding such interest in the Credit Agreement.

3. The following administrative details apply to Assignee:

(A)	Lending Office:

Assignee:

Address:

Attention:

	Telephone:	( )

	Facsimile:	( )

(B)	Notice Address:

Assignee:

Address:

ANNEX II TO ASSIGNMENT AND ACCEPTANCE AGREEMENT

Attention:

	Telephone:	( )

	Facsimile:	( )

(C)	Payment Instructions:

Account No.:

At:

Reference:

Attention:

4. Without limiting the generality of Paragraph 2 hereinabove, the tax forms to be delivered by Assignee pursuant to Section 3.07 of the Credit Agreement, if any, will be promptly provided in compliance therewith.

ANNEX II TO ASSIGNMENT AND ACCEPTANCE AGREEMENT

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[Name of Assignor]

By:

Name:

Title:

[Name of Assignee]

By:

Name:

Title:

Wells Fargo Bank, National Association, as Administrative Agent, hereby grants its consent to the foregoing assignment:

By:

Name:

Title:

ANNEX II TO ASSIGNMENT AND ACCEPTANCE AGREEMENT

Midstates Petroleum Company LLC

a Delaware limited liability company, Borrower

By:

Name:

Title:

ANNEX II TO ASSIGNMENT AND ACCEPTANCE AGREEMENT

EXHIBIT F

FORM OF GUARANTY

THIS GUARANTY (this “Guaranty”) is dated as of the      day of                 , 201    , by                              (“Guarantor”), in favor of Wells Fargo Bank, National Association, as administrative agent for the Lenders (“Administrative Agent”) and the Lenders (herein defined) and each of their respective successors and assigns as permitted pursuant to the Credit Agreement (hereinafter defined).

W I T N E S S E T H:

WHEREAS, Midstates Petroleum Company LLC, a Delaware limited liability company (the “Borrower”), Administrative Agent and the financial institutions from time to time party thereto (the “Lenders”) have entered into that certain Amended and Restated Credit Agreement dated as of December 10, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Credit Agreement; and

WHEREAS, Administrative Agent and the Lenders have required, as a condition to the continued extension of credit under the Credit Agreement, that Guarantor execute and deliver this Guaranty; and

WHEREAS, Guarantor has determined that valuable benefits will be derived by it as a result of the Credit Agreement and the extension of credit made (and to be made) by the Lenders thereunder; and

WHEREAS, Guarantor has further determined that the benefits accruing to it from the Credit Agreement exceed Guarantor’s anticipated liability under this Guaranty.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Guarantor hereby covenants and agrees as follows:

1. Guarantor hereby absolutely and unconditionally guarantees the prompt, complete and full payment when due, no matter how such shall become due, of the Obligations, and further guarantees that Borrower will properly and timely perform the Obligations. Notwithstanding any contrary provision in this Guaranty, however, Guarantor’s maximum liability under this Guaranty is limited, to the extent, if any, required so that its liability is not subject to avoidance under applicable Debtor Relief Laws (as such term is defined in Paragraph 8 hereof).

2. If Guarantor is or becomes liable for any indebtedness owing by Borrower to Administrative Agent or any Lender by endorsement or otherwise than under this Guaranty, such liability shall not be in any manner impaired or affected hereby, and the rights of Administrative Agent and the Lenders hereunder shall be cumulative of any and all other rights that

EXHIBIT F – FORM OF GUARANTY

Administrative Agent and the Lenders may ever have against Guarantor. The exercise by Administrative Agent or any Lender of any right or remedy hereunder or under any other instrument, at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

3. In the event of default by Borrower in payment of the Obligations, or any part thereof, when such Obligations become due, either by their terms or as the result of the exercise of any power to accelerate, Guarantor shall, on demand, and without further notice of dishonor and without any notice having been given to Guarantor previous to such demand of the acceptance by Administrative Agent or the Lenders of this Guaranty, and without any notice having been given to such Guarantor previous to such demand of the creating or incurring of such Obligations, pay the amount due thereon to Administrative Agent for the ratable account of the Lenders at Administrative Agent’s office as set forth in the Credit Agreement, and it shall not be necessary for Administrative Agent or any Lender, in order to enforce such payment by Guarantor, first, to institute suit or exhaust its remedies against Borrower or others liable on such Obligations, to have Borrower joined with Guarantor in any suit brought under this Guaranty or to enforce their rights against any security which shall ever have been given to secure such indebtedness; provided, however, that in the event Administrative Agent and the Lenders elect to enforce and/or exercise any remedies they may possess with respect to any security for the Obligations prior to demanding payment from Guarantor, Guarantor shall nevertheless be obligated hereunder for any and all sums still owing to the Lenders on the Obligations and not repaid or recovered incident to the exercise of such remedies.

4. Notice to Guarantor of the acceptance of this Guaranty and of the making, renewing or assignment of the Obligations and each item thereof, are hereby expressly waived by Guarantor.

5. Each payment on the Obligations shall be deemed to have been made by Borrower unless express written notice is given to Administrative Agent at the time of such payment that such payment is made by Guarantor as specified in such notice.

6. If all or any part of the Obligations at any time are secured, Guarantor agrees that Administrative Agent and the Lenders may at any time and from time to time, at their discretion and with or without valuable consideration, allow substitution or withdrawal of collateral or other security and release collateral or other security or compromise or settle any amount due or owing under the Credit Agreement or amend or modify in whole or in part the Credit Agreement or any Loan Document executed in connection with same without impairing or diminishing the obligations of Guarantor hereunder. Guarantor further agrees that if Borrower executes in favor of Administrative Agent or the Lenders any collateral agreement, mortgage or other security instrument, the exercise by Administrative Agent and the Lenders of any right or remedy thereby conferred on Administrative Agent and the Lenders shall be wholly discretionary with Administrative Agent and the Lenders, and that the exercise or failure to exercise any such right or remedy shall in no way impair or diminish the obligation of Guarantor hereunder. Guarantor further agrees that Administrative Agent shall not be liable for any failure to use diligence in the

EXHIBIT F – FORM OF GUARANTY

collection of the Obligations or in preserving the liability of any person liable for the Obligations, and Guarantor hereby waives intent to accelerate, notice of presentment for payment, notice of nonpayment, protest and notice thereof (including, notice of acceleration), and diligence in bringing suits against any Person liable on the Obligations, or any part thereof.

7. Guarantor agrees that Administrative Agent and the Lenders, in their sole discretion, may (i) bring suit against all guarantors (including, without limitation, Guarantor hereunder) of the Obligations jointly and severally or against any one or more of them, (ii) compound or settle with any one or more of such guarantors for such consideration as Administrative Agent and the Lenders may deem proper, and (iii) release one or more of such guarantors from liability hereunder, and that no such action shall impair the rights of Administrative Agent and the Lenders to collect the Obligations (or the unpaid balance thereof) from other such guarantors of the Obligations, or any of them, not so sued, settled with or released. Guarantor agrees, however, that nothing contained in this paragraph, and no action by Administrative Agent and the Lenders permitted under this paragraph, shall in any way affect or impair the rights or obligations of such guarantors among themselves.

8. Guarantor represents and warrants to Administrative Agent and the Lenders that, to the extent Guarantor is not an individual, Guarantor is (i) a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation; and (ii) Guarantor possesses all requisite authority and power to authorize, execute, deliver and comply with the terms of this Guaranty; this Guaranty has been duly authorized and approved by all necessary action on the part of Guarantor and constitutes a valid and binding obligation of Guarantor enforceable in accordance with its terms, except as the enforcement thereof may be limited by applicable Debtor Relief Laws; and no approval or consent of any court or governmental entity is required for the authorization, execution, delivery or compliance with this Guaranty which has not been obtained (and copies thereof delivered to Lender). As used in this Guaranty, the term, “Debtor Relief Laws” means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

9. Guarantor covenants and agrees that until the Obligations are paid and performed in full, except as otherwise provided in the Credit Agreement or unless Administrative Agent and each of the Lenders gives their prior written consent to any deviation therefrom, it will (i) at all times maintain its existence and authority to transact business in any State or jurisdiction where Guarantor has assets and operations, (ii) promptly deliver to Administrative Agent such information respecting its business affairs, assets and liabilities as Administrative Agent may reasonably request, and (iii) duly and punctually observe and perform all covenants applicable to Guarantor under the Credit Agreement and the other Loan Documents.

10. This Guaranty is for the benefit of Administrative Agent and the Lenders, their successors and assigns, and in the event of an assignment by any of the Lenders (or its successors or assigns) of the Obligations, or any part thereof, the rights and benefits hereunder, to the extent applicable to the Obligations so assigned, may be transferred with such Obligations. This Guaranty is binding upon Guarantor and its successors and assigns.

EXHIBIT F – FORM OF GUARANTY

11. No modification, consent, amendment or waiver of any provision of this Guaranty, nor consent to any departure by Guarantor therefrom, shall be effective unless the same shall be in writing and signed by Administrative Agent, each Lender and Guarantor, and then shall be effective only in the specific instance and for the purpose for which given. No delay or omission by Administrative Agent and the Lenders in exercising any power or right hereunder shall impair any such right or power or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such power preclude other or further exercise thereof, or the exercise of any other right or power hereunder. All rights and remedies of Administrative Agent and the Lenders hereunder are cumulative of each other and of every other right or remedy which Administrative Agent and the Lenders may otherwise have at law or in equity or under any other contract or document, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

12. No provision herein or in any promissory note, instrument or any other Loan Document executed by Borrower or Guarantor evidencing the Obligations shall require the payment or permit the collection of interest in excess of the Highest Lawful Rate. If any excess of interest in such respect is provided for herein or in any such promissory note, instrument, or any other Loan Document, the provisions of this paragraph shall govern, and neither Borrower nor Guarantor shall be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law. The intention of the parties being to conform strictly to any applicable federal or state usury laws now in force, all promissory notes, instruments and other Loan Documents executed by Borrower or Guarantor evidencing the Obligations shall be held subject to reduction to the amount allowed under said usury laws as now or hereafter construed by the courts having jurisdiction.

13. If Guarantor should breach or fail to perform any provision of this Guaranty, Guarantor agrees to pay Administrative Agent and the Lenders all costs and expenses (including court costs and reasonable attorneys fees) incurred by Administrative Agent and the Lenders in the enforcement hereof.

14. (a) The liability of Guarantor under this Guaranty shall in no manner be impaired, affected or released by the insolvency, bankruptcy, making of an assignment for the benefit of creditors, arrangement, compensation, composition or readjustment of Borrower, or any proceedings affecting the status, existence or assets of Borrower or other similar proceedings instituted by or against Borrower and affecting the assets of Borrower.

(b) Guarantor acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as

EXHIBIT F – FORM OF GUARANTY

would have accrued on such portion of the Obligations if said proceedings had not been commenced) shall be included in the Obligations because it is the intention of Guarantor, Administrative Agent and the Lenders that the Obligations which are guaranteed by Guarantor pursuant to this Guaranty should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Obligations. Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent and the Lenders, or allow the claim of Administrative Agent and the Lenders in respect of, any such interest accruing after the date on which such proceeding is commenced.

(c) In the event that all or any portion of the Obligations are paid by Borrower, the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Administrative Agent or the Lenders as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes under this Guaranty.

15. Guarantor understands and agrees that any amounts of Guarantor on account with Administrative Agent or any Lender may be offset to satisfy the obligations of Guarantor hereunder.

16. Guarantor hereby subordinates and makes inferior any and all indebtedness now or at any time hereafter owed by Borrower to Guarantor to the Obligations evidenced by the Credit Agreement and agrees after the occurrence of a Default under the Credit Agreement, or any event which with notice, lapse of time, or both, would constitute a Default under the Credit Agreement, not to permit Borrower to repay, or to accept payment from Borrower of, such indebtedness or any part thereof without the prior written consent of Administrative Agent and the Lenders.

17. During the period that any Lender has any commitment to lend under the Loan Documents, or any amount payable under any Note remains unpaid, and throughout any additional preferential period subsequent thereto, Guarantor hereby waives any and all rights of subrogation to which Guarantor may otherwise be entitled against Borrower, or any other guarantor of the Obligations, as a result of any payment made by Guarantor pursuant to this Guaranty.

18. As of the date hereof, Guarantor is solvent and able to pay all of its liabilities as such liabilities mature.

19. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable, such provision shall be fully severable; this Guaranty shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

EXHIBIT F – FORM OF GUARANTY

20. To the extent that Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty and the other Loan Documents.

21. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND AMONG ADMINISTRATIVE AGENT, THE LENDERS AND GUARANTOR AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF ADMINISTRATIVE AGENT, THE LENDERS AND GUARANTOR. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG ADMINISTRATIVE AGENT, THE LENDERS AND GUARANTOR.

22. GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). ANY DISPUTES HEREUNDER SHALL BE RESOLVED IN ACCORDANCE WITH SECTION 12.14 OF THE CREDIT AGREEMENT, WHICH SECTION IS HEREBY INCORPORATED HEREIN BY REFERENCE, MUTATIS MUTANDIS.

23. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EXECUTED and effective as of the date first above written.

GUARANTOR:

By:

Name:

Title:

EXHIBIT F – FORM OF GUARANTY

EXHIBIT G

FORM OF LETTER IN LIEU

Attn: Division Order Department

Re:	Letter in Lieu of Transfer Order

Gentlemen:

MIDSTATES PETROLEUM COMPANY LLC, as Mortgagor (“Mortgagor”), has executed the mortgages and financing statements described on Exhibit A attached hereto (collectively, the “Mortgage”) for the benefit of WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders referenced in the Mortgage (“Administrative Agent”), granting a mortgage on and pledging those certain properties and certain specified interests of Mortgagor in said properties (the “Pledged Properties”) described in the Mortgage to secure certain obligations also described in the Mortgage. Enclosed is a copy of the Mortgage covering the Pledged Properties.

Exhibit B attached hereto lists the properties which are subject to the Mortgage for which you are accounting to Mortgagor and the decimal interest in production heretofore paid to Mortgagor with respect to its interest in each given property.

Pursuant to the assignment of production provision in the Mortgage, Mortgagor transferred and assigned all of its interests in the Pledged Properties to Administrative Agent. Therefore, Mortgagor hereby authorizes and instructs you that all future payments attributable to Mortgagor’s interest in the Pledged Properties, which would otherwise be paid to Mortgagor, should be made by check payable to:

WELLS FARGO BANK, NATIONAL ASSOCIATION

1000 Louisiana Street, 9th Floor,

MAC T5002-031

Houston, Texas 77002

EXHIBIT G – FORM OF LETTER IN LIEU

Attn: Andrew J. Watson

Phone: (713) 319-1914

Fax: (713) 319-1925

until notified in writing by Administrative Agent to discontinue such payments. Also, Mortgagor hereby requests that you change your records to reflect that Administrative Agent is entitled to the proceeds of production attributable to the Pledged Properties.

In consideration of your acceptance of this Letter-in-Lieu of Transfer Order, Administrative Agent and Mortgagor agree as follows:

1. Mortgagor has heretofore executed Transfer or Division Orders to you covering each of the properties referred to in Exhibit B attached to this letter. This letter is being executed by the undersigned in lieu of execution of separate Transfer or Division Orders. With respect to proceeds from the sale of oil, gas and other hydrocarbons as to which you account hereunder, Administrative Agent agrees that it will be bound by the terms, conditions, warranties and covenants of all such Transfer or Division Orders heretofore executed by Mortgagor now in force, with the same effect as though it had executed the originals thereof; provided, however, the aggregate liability of Administrative Agent with respect to any warranty, representation, covenant or indemnification contained therein or in this letter shall be limited to an amount equal to the amounts disbursed by you to Administrative Agent hereunder.

2. Mortgagor hereby agrees that you are relieved of any responsibility in connection with the application of the proceeds paid by you to Administrative Agent as hereinabove specified and payment made by you to Administrative Agent shall be binding and conclusive as between you and Mortgagor.

In the absence of a question about the enclosed schedule, you are respectfully requested to make disbursement to Administrative Agent as instructed herein and NOT TO SUSPEND OR DELAY any payments by virtue of the assignment of production from Mortgagor to Administrative Agent. Should you require additional documentation prior to implementing the manner of disbursement requested herein, notwithstanding the warranties and indemnifications contained hereinabove, please suspend disbursements to Mortgagor, pending execution of such additional documentation as you may reasonably require.

In order that we may have a record evidencing your acceptance of this Letter-in-Lieu of Transfer Order, we request that you execute one copy of this letter in the space provided below and return the same to Administrative Agent in the enclosed self-addressed envelope.

EXHIBIT G – FORM OF LETTER IN LIEU

Very truly yours,

MIDSTATES PETROLEUM COMPANY LLC,

a Delaware limited liability company

By:

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

a national banking association

By:

Andrew J. Watson

Vice President

ACCEPTED this      day of                 , 20    .

                             , Purchaser of Production

By:

Name:

Title:

EXHIBIT G – FORM OF LETTER IN LIEU